Exhibit 10.7

LEASE OF SPACE
SINGLE-STORY OFFICE

SUMMARY OF BASIC LEASE TERMS

1.	Tenant: Charlotte's Web, Inc. .

2.	Project/Building:

(a)	Project Name: Louisville Corporate Campus at CTC

(b)	Approximate Total Building Floor Area: 136,610 square feet

3.	Demised Premises:

(a)	Approximate Total Floor Area: 136,610 square feet

(b)	Address: The Building located at 700 Tech Court, Louisville, Colorado 80027

4.	Initial Lease Term:

(a)	Period: One hundred twenty-six (126) months (plus the remainder of any incomplete month as provided in Section 4.1 of this Lease)

(b)	Commencement Date: September 1, 2019

5.	Base Rent:

Period	Rental Rate	Annual Base Rent	Monthly Base Rent
09/1/2019-08/31/2020	$10.50/SF/Yr/NNN	$1,434,405.00/Yr	$119,533.75/Mo
09/1/2020-08/31/2021	$10.76/SF/Yr/NNN	$1,470,265.13/Yr	$122,522.09/Mo
09/1/2021-08/31/2022	$11,03/SF/Yr/NNN	$1,507,021.75/Yr	$125,585.15/Mo
09/1/2022-08/31/2023	511.31/SF/Yr/NNN	$1,544,697.30/Yr	$128,724.77/Mo
09/1/2023-08/31/2024	$11.59/SF/Yr/NNN	$1,583,314.73/Yr	$131,942.89/Mo
09/1/2024-08/31/2025	$11.88/SF/Yr/NNN	$1,622,897.60/Yr	$135,241.47/Mo
09/1/2025-08/31/2026	$12.18/SF/Yr/NNN	$1,663,470.04/Yr	$138,622.50/Mo
09/1/2026-08/31/2027	$12.48/SF/Yr/NNN	$1,705,056.79/Yr	$142,088.07/Mo
09/1/2027-08/31/2028	$12.79/SF/Yr/NNN	$1,747,683.21/Yr	$145,640.27/Mo
09/1/2028-08/31/2029	$13.11/SF/Yr/NNN	$1,791,375.29/Yr	$149,281.27/Mo
09/1/2029-02/28/2030	513.44/SF/Yr/NNN	$1,836,159.67/Yr	$153,013.31/Mo

NOTE: The period commencing on September 1, 2019 and continuing through February 29, 2020 ("First Rental Abatement Period") is subject to the First Rental Abatement as provided in the Addendum. The period commencing on March 1, 2020 and continuing through August 31, 2020 ("Second Rental Abatement Period") is subject to the Second Rental Abatement as provided in the Addendum.

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6.	Additional Rent:

(a)	Initial Monthly Payment for Taxes, Landlord's Insurance and Common Facilities Charges: $51,228.75

(b)	Tenant's Pro Rata Share of the Building (for Additional Rent): 100%

7.	Initial Payment Due upon Lease Execution:

(a)	First Month's Base Rent of $90,956.25

(b)	First Month's Additional Rent of $51,228,75

8.	Address for Notices to Landlord:

EJ 700 Tech Court LLC

c/o Etkin Johnson Real Estate Partners LLC

1512 Larimer Street, Suite 100 (Bridge Level)

Denver, Colorado 80202

Attn: Cyndi Thomas

Email: cthomas@etkinjohnsoricom

9.	Address for Payments to Landlord:

EJ 700 Tech Court LLC

Etkin Johnson Real Estate Partners LLC

1512 Larimer Street, Suite 100 (Bridge Level)

Denver, Colorado 80202

10.	Address for Notices to Tenant:

Charlotte's Web, Inc.

c/o Charlotte's Web Holdings, Inc.

1720 S. Bellaire St., Suite 600

Denver, Colorado 80222

Attn: Chief Financial Officer

Email: rich.mohr@ charlottesweb.com

With a copy to:

Davis Graham & Stubbs LLP

1550 17th Street, Suite 500

Denver, CO 80202

Attn: Zachary D. Detra

Email: zach.detra@dgslaw.com

11.	Address for Billings to Tenant:

Charlotte's Web, Inc.

c/o Charlotte's Web Holdings, Inc.

1720 S. Bellaire St., Suite 600

Denver, Colorado 80222

Attn: Chief Financial Officer

Email: rich.mohr@charlottesweb.com

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12.	Permitted Use(s) by Tenant: general office, manufacturing, storage, distribution and warehouse purposes.

13.	Broker(s):

(a)	Landlord is represented by Etkin Johnson Real Estate Partners LLC, which is acting as Landlord's Broker

(b)	Tenant is represented by Avison Young—Northern California, Ltd. d/b/a Avison Young, which is acting as Tenant's Broker

14.	Parking: The parking spaces contained in the Parking Area on the Property

15.	Guarantor: Charlotte's Web Holdings, Inc., a Canadian corporation (British Columbia Incorporation Number BC1164820)

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LEASE OF SPACE
(Single-Story Office)

This Lease ("Lease") is made this 7th day of May, 2019 ("Effective Date"), between EJ 700 TECH COURT LLC, a Delaware limited liability company ("Landlord"), and CHARLOTTE'S WEB, INC., a Delaware corporation ("Tenant").

1.              GENERAL.

1.1            Consideration. Landlord enters into this Lease in consideration of the payment by Tenant of the rents herein reserved and the keeping, observance and performance by Tenant of the covenants and agreements of Tenant herein contained.

1.2            Exhibits and Attachments. The Summary of Basic Lease Terms ("Summary"), Attachments, Exhibits and Addenda listed below shall be attached to this Lease and be deemed incorporated in this Lease by this reference. In the event of any inconsistency between such Summary, Attachments, Exhibits and Addenda and the terms and provisions of this Lease, the terms and provisions of the Summary, Attachments, Exhibits and Addenda shall control. The Summary, Attachments, Exhibits and Addenda to this Lease are:

Summary of Basic Lease Terms

Exhibit A— Legal Descriptions of Land

Exhibit B — Location of Demised Premises and Parking Area

Exhibit C — Rules and Regulations

Exhibit D — Signage Specifications

Exhibit E— Base Building and Site Outline Specifications

Exhibit F — Permitted Hazardous Substances

Brokerage Disclosure

Addendum to Lease of Space

Work Letter

Guaranty

II.             DEFINITIONS; DEMISE OF PREMISES.

2.1            Demise. Subject to the provisions, covenants and agreements herein contained, Landlord hereby leases and demises to Tenant, and Tenant hereby leases from Landlord, the Demised Premises as hereinafter defined, for the Lease Term as hereinafter defined, subject to all covenants, conditions, restrictions, easements and encumbrances now existing or hereafter affecting the Property. Landlord and Tenant acknowledge and agree that Landlord has completed the work to the Demised Premises described in the Base Building and Site Outline Specifications attached as Exhibit E ("Landlord's Work"). During the period commencing on September 1, 2019 and continuing until August 31, 2020, in the event that there is a defect in Landlord's Work, and Tenant provides written notice thereof to Landlord, Landlord, at its sole cost, shall repair such defect whether or not through the enforcement of any unexpired construction warranty(s) applicable to such defect or otherwise. Notwithstanding the foregoing, if any defect in Landlord's Work is caused by the negligence or willful misconduct of Tenant or Tenant's Agents or misuse of the applicable improvements by Tenant or Tenant's Agents, Tenant shall pay Landlord's reasonable out-of-pocket costs therefor promptly upon receipt of a documented invoice therefor. Tenant shall have access to the Demised Premises 24 hours per day, seven days a week beginning on the Early Access Date (defined in the Addendum attached hereto), subject to reasonable security restrictions which may be imposed by Landlord including, without limitation, a card key access system for access to the Building.

2.2            Demised Premises. The "Demised Premises" shall mean the space to be occupied by Tenant as depicted on Exhibit B attached hereto. The depiction of the Demised Premises on Exhibit B contains approximately the number of square feet of gross floor area ("Floor Area") set forth in the Summary, which depiction is herein referred to as the "Space Plan." The Demised Premises are located within the Building which is located on the Land, as such terms are hereinafter defined. The Demised Premises, the Building and the Property shall be measured at all times in accordance with the applicable BOMA/SIOR standard as determined by Landlord from time to time, in its sole and absolute discretion ("BOMA Standard"). All references to Floor Area or other square footages or area measurements in this Lease shall be based upon BOMA Standard, notwithstanding anything to the contrary.

2.3            Area and Address. The Demised Premises contains approximately the Floor Area set forth in the Summary. The address of the Demised Premises is the address set forth in the Summary.

2.4            Land. "Land" shall mean the parcel of real property more particularly described as the Land in Exhibit A attached hereto.

15             Building. "Building" shall mean the building or buildings constructed on the Land and containing approximately the Floor Area set forth on the Summary. If there is more than one building constructed on the Land, the term "Building" shall mean collectively all buildings constructed upon the Land.

2.6            Improvements. "Improvements" shall mean the Building, the Parking Area as hereinafter defined, and all other fixtures and improvements owned by Landlord on the Land, including landscaping thereon.

2.7            [Intentionally omitted]

2.8            Property. "Property" shall mean the Land, the Building and the Improvements and any fixtures and personal property used in operation and maintenance of the Land, Building and Improvements other than fixtures and personal property of Tenant and other users of space in the Building.

2.9            Common Facilities. "Common Facilities" shall mean all of the Property except (a) the Demised Premises, (b) areas reserved by Landlord for special purposes (including, without limitation, satellite dishes and generators), as determined by Landlord from time to time. Common Facilities shall include the Parking Area, any walks and driveways, any other exterior areas designated by Landlord from time to time. Notwithstanding the foregoing, Landlord may only use the Common Facilities and/or designate additional Common Facilities in a manner reasonably required for the maintenance, repair and operation of the Property and to facilitate the development of adjacent parcels owned by Landlord and/or its affiliates and so as to not materially interfere with Tenant's use of the Demised Premises and the Parking Area.

2.10          Parking Area. "Parking Area" shall mean that area shown on Exhibit B attached hereto.

2.11          Use of Common Facilities and Parking Area. Tenant is hereby granted the exclusive use the Common Facilities, as it from time to time exists, subject to the rights of Landlord reserved herein and Section 2.9 above. Tenant shall not interfere, at any time, with the rights of Landlord to use any part of the Common Facilities, and shall not store, either permanently or temporarily, any materials, supplies or equipment in or on the Common Facilities. Landlord shall have the right, at any time, to change, reduce or otherwise alter the Common Facilities, in its sole and absolute discretion and without compensation to Tenant; provided, however, such change (a) does not reduce the number of Tenant's parking spaces provided in the Summary, (b) permits reasonable access to the Demised Premises, subject to the provisions of Section 2.12, and (c) does not materially interfere with Tenant's use of the Demised Premises and the Parking Area. Landlord may use any of the Common Facilities, including one or more street entrances to the Property, as are necessary in Landlord's judgment, for the purpose of completing or making repairs or alterations in any portion of the Property. Notwithstanding the foregoing, Landlord shall not alter the access to the rear of the Building in any material manner, unless required by law. For the avoidance of doubt, Tenant shall have the exclusive right to use the Parking Area, roof, the demising floors, walls and ceilings, and the exterior walls of the Demised Premises and the Building, and all telecommunications and utilities chases, ducts or other passageways located within the Demised Premises, the Building or the Property ("Reserved Area"). Tenant shall have the sole right to place equipment on and/or lease or license the rooftop of the Building (including, without limitation, for solar panels and other energy generating equipment and facilities). If Landlord determines that Tenant's use of the Reserved Area shall require additional improvements or other costs to Landlord, after providing Tenant prior written notice thereof, Landlord shall be entitled to charge such commercially reasonable costs to Tenant. Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications with respect to the Property that Landlord deems necessary or desirable, and to cause the recordation of parcel maps and restrictions with respect to the Property, so long as such easements, rights, dedications, maps and restrictions do not materially adversely affect Tenant's rights or materially increase Tenant's costs under this Lease. At Landlord's request, Tenant shall sign any of the aforementioned documents within ten (10) days after written notice thereof from Landlord. The obstruction of Tenant's view, air, or light by any structure erected in the vicinity of the Demised Premises, whether by Landlord or third parties, shall in no way affect this Lease or impose any liability upon Landlord.

2.12          Covenant of Quiet Enjoyment. Landlord covenants and agrees that, provided a Default by Tenant has not occurred that has not been cured, and provided that Tenant keeps, observes and performs its covenants and agreements contained in this Lease, Tenant shall have quiet possession of the Demised Premises and such possession shall not be disturbed or interfered with by Landlord. Except as otherwise expressly provided herein, Landlord shall under no circumstances be held responsible for restriction or disruption of use, enjoyment or access to the Property from public streets caused by construction work or other actions taken by governmental authorities or tenants or occupants of adjacent properties not under the control of Landlord (their employees, agents, visitors, contractors or invitees), or any entry or work by Landlord in or around the Demised Premises authorized under this Lease, or any other cause not within Landlord's direct control, and such circumstances shall not constitute a constructive eviction of Tenant nor give rise to any right of Tenant against Landlord.

2.13          Condition of Demised Premises. Except for any improvements expressly required to be constructed by Landlord pursuant to the Addendum to this Lease, if any, Tenant covenants and agrees that, upon taking possession of the Demised Premises, Tenant shall be deemed to have accepted the Demised Premises "as is", subject to any latent defects in Landlord's Work that were not readily discoverable by Tenant upon taking possession of the Demised Premises, which defects shall be remedied by Landlord in accordance with Section 7.4 hereof, and Tenant shall be deemed to have waived any warranty of condition or habitability, suitability for occupancy, use or habitation, fitness for a particular purpose or merchantability, express or implied, relating to the Demised Premises. Tenant's acceptance of the Demised Premises shall constitute its acknowledgment that the Demised Premises was in good condition, order and repair at the time of such acceptance including, without limitation, all doors, loading dock doors, dock levelers, related dock systems and areas, and all other mechanical and electrical systems.

III.           LEASE TERM.

3.1           Lease Term. "Initial Lease Term" shall mean the period of time specified in the Summary commencing at noon on the commencement date specified in the Summary ("Commencement Date") and expiring at noon on the last day of the calendar month falling on or after the time period described in the Summary (the Initial Lease Term together with any extensions thereof is herein referred to as the "Lease Term").

3.2            Tenant Entry If Landlord grants access or occupancy of the Demised Premises prior to the that Tenant shall not be obligated to pay Base Rent, Taxes, Landlord's Insurance or Common Facilities Charges until the Commencement Date of this Lease Term.

1V.           BASE RENT AND ADDITIONAL RENT.

4.1            Base Rent. Tenant covenants and agrees to pay to Landlord, without offset, reduction, deduction, counterclaim or abatement except as otherwise expressly set forth herein, base rent for the Lease Term in the amount specified as base rent in the Summary ("Base Rent"). The term "Rent" as used herein shall mean collectively Base Rent and Additional Rent.

4.2            Monthly Payments. Base Rent shall be payable monthly in advance, without notice, in equal installments in the amount of monthly rent specified in the Summary. The first such monthly installment shall be due and payable upon execution hereof and a like monthly installment shall be due and payable on or before the fifth (5th) day of each calendar month succeeding the Commencement Date recited in the Summary during the Lease Term, except that the rental payment for any fractional calendar month at the commencement or end of the Lease Term shall be prorated based on a thirty (30) day month.

4.3            Place of Payments. Base Rent and all other sums payable by Tenant to Landlord under this Lease shall be paid to Landlord by check in immediately available funds at the place for payments specified in the Summary, or such other place as Landlord may, from time to time and at least thirty (30) days in advance, designate in writing. All payments made to Landlord by Tenant by check or draft shall be payable to the name set forth in the Summary, until such time as Landlord may notify Tenant otherwise. At Landlord's option, Landlord may elect from time to time to require the Base Rent and other sums payable by Tenant to Landlord under this Lease to be paid by electronic wire transfer or ACH payment. In such event, Landlord shall provide written notice to Tenant at least thirty (30) days in advance with instructions and requirements for payments by Tenant to Landlord and Tenant shall make all payments thereafter in accordance with such instructions. Tenant shall also provide to Landlord such information and execute and deliver such authorizations and other documents as are reasonably necessary from time to time to initiate and perform such payments by wire transfer or debit entries from Tenant's designated deposit account to Landlord's designated deposit account.

4.4            Net Lease. It is the intent of the parties that the Base Rent provided in this Lease shall be a net payment to Landlord; that this Lease shall continue for the full Lease Term notwithstanding any occurrence preventing or restricting use and occupancy of the Demised Premises, including any damage or destruction affecting the Demised Premises, and any action by governmental authority relating to or affecting the Demised Premises, except as otherwise specifically provided in this Lease; that the Rent shall be absolutely payable without offset, reduction, deduction, counterclaim, or abatement for any cause except as otherwise specifically provided in this Lease; that Landlord shall not bear any costs or expenses relating to the Demised Premises or provide any services or do any act in connection with the Demised Premises except as otherwise specifically provided in this Lease; and that Tenant shall pay, in addition to Base Rent, Additional Rent to cover its share of costs and expenses relating to the Demised Premises, the Common Facilities, and the Property, all as hereinafter provided.

4.5            Additional Rent. Tenant covenants and agrees to pay, as additional rent under this Lease ("Additional Rent"), without offset, reduction, deduction, counterclaim or abatement except as otherwise expressly set forth herein, all costs and expenses relating to the use, operation, maintenance and repair of the Demised Premises by Tenant; Tenant's Pro Rata Share (as defined in Section 4.6) of the Common Facilities Charges (as defined in Section 7.2); Tenant's Pro Rata Share of all Taxes (as defined in Section 5.1) and Landlord's Insurance (as defined in Section 4.7); and all other costs and expenses which Tenant is obligated to pay to Landlord or any other person or entity under this Lease, whether or not stated or characterized as Additional Rent.

4.6            Tenant's Pro Rata Share. "Tenant's Pro Rata Share" shall mean the percentage set forth in the Summary as Tenant's Pro Rata Share which is the percentage derived by dividing the approximate Floor Area of the Demised Premises, as initially set forth in the Summary, by the approximate Floor Area of the Building, as initially set forth in the Summary. Landlord and Tenant agree that such approximations of Floor Area of the Demised Premises and the Building are reasonable, and that the calculations of Base Rent and Tenant's Pro Rata Share based on such approximations are not subject to revision under any circumstances, except as expressly provided in this Section 4.6. If the Floor Area of the Demised Premises or the Building are ever remeasured, the result may only be used to adjust the identification thereof, and neither Landlord nor Tenant shall be entitled to claim an increase or decrease in the amount of the Monthly Base Rent specified in the Summary or the amount of Tenant's Pro Rata Share specified in the Summary based upon such remeasurement. The Demised Premises shall be approximately as depicted in the Space Plan; provided, however, in no event shall Landlord be liable to Tenant or Tenant have any claims or rights against Landlord if the actual Floor Area of the Demised Premises is different than the estimated Floor Area of the Demised Premises herein provided. Notwithstanding anything to the contrary, if Landlord from time to time increases or reduces the Floor Area of the Building or constructs additional building(s) upon the Property then Landlord shall recalculate Tenant's Pro Rata Share using the formulas hereinabove set forth based upon the added or reduced Floor Area. Landlord shall also be entitled to provide specific services for the Common Facilities to the tenants and other occupants of the Building or a specific group of tenants, as Landlord determines from time to time. In such event, Landlord acting in a commercially reasonable manner shall be entitled to charge from time to time any items of the Common Facilities Charges, Taxes or Landlord's Insurance on the basis of the Building or such specific group of tenants receiving such service or participating in such line item. For all items to be charged for the Building, Tenant's Pro Rata Share of the Building shall be used; and for all items relating to any specific group of tenants, Tenant's Pro Rata Share thereof shall be determined based on the Floor Area of all tenants in such specific group.

4.7            Monthly Deposits. Tenant shall pay to Landlord, as a monthly deposit ("Monthly Deposit"), in and Liability Insurance (defined in Section 6.2) (such Property Insurance and Liability Insurance are collectively referred to herein as "Landlord's Insurance"), and Common Facilities Charges (defined in Section 7.2). Landlord shall be entitled to adjust the amount of the Monthly Deposit from time to time if Landlord anticipates any increase or decrease in Taxes, Landlord's Insurance or Common Facilities Charges, including the right to make annual adjustment thereof each calendar year.

4.8            General Provisions as to Monthly Deposits. Landlord may commingle the Monthly Deposits with Landlord's own funds and use such funds as Landlord determines in its commercially reasonable discretion and in accordance with this Lease. In no event shall Landlord be required to hold such funds in escrow or trust for Tenant. Landlord shall not be obligated to pay interest to Tenant on account of the Monthly Deposits. In the event of a transfer by Landlord of Landlord's interest in the Demised Premises, Landlord or the property manager of Landlord shall deliver the remaining balance of any Monthly Deposits to the transferee of Landlord's interest and Landlord and such property manager shall thereupon be discharged from any further liability to Tenant with respect to such Monthly Deposits so long as such transferee expressly assumes Landlord's obligations hereunder arising from and after such transfer. In the event of a Transfer (as defined in Section 8.16) by Tenant of Tenant's interest in this Lease, Landlord shall be entitled to return the Monthly Deposits to Tenant's successor in interest and Landlord shall thereupon be discharged from any further liability with respect to the Monthly Deposits.

4.9            Annual Adjustment. Following the end of each calendar year of the Lease Term, Landlord shall submit to Tenant a statement setting forth the exact amount of Tenant's Pro Rata Share of Taxes, Landlord's Insurance, and Common Facilities Charges for the previous calendar year ("Statement") which Statement shall be considered a final determination of such amounts as between Landlord and Tenant subject to Tenant's right to audit outlined below. If Landlord determines that the actual amount of Tenant's Pro Rata Share of Taxes, Landlord's Insurance, and Common Facilities Charges for the previous calendar year exceeds the Monthly Deposits for such previous calendar year, Tenant shall pay to Landlord, within thirty (30) days after receipt of the Statement, such deficiency in the amount reflected in the Statement. If Landlord determines that the Monthly Deposits exceeded the actual 'amount of Tenant's Pro Rata Share of Taxes, Landlord's Insurance and Common Facilities Charges for the previous calendar year, the excess amount shall, at Landlord's option, either be paid to Tenant within thirty (30) days thereof or credited against future Monthly Deposits or against Rent or other amounts payable by Tenant under this Lease. If Tenant disputes any Statement submitted by Landlord, including the estimated Monthly Deposits, Tenant shall give Landlord written notice of such dispute within sixty (60) days after Landlord provides the Statement to Tenant. If Tenant does not give Landlord timely written notice, Tenant waives its right to dispute that particular Statement and Tenant shall be deemed to have accepted the calculation of the Taxes, Landlord's Insurance and Common Facilities Charges and Tenant's Pro Rata Share thereof for such calendar year, and Tenant shall not be thereafter entitled to dispute or object to that particular Statement or the calculation thereof. If Tenant timely objects and provided that Tenant has paid the entire amount of Tenant's Pro Rata Share of Taxes, Landlord's Insurance and Common Facilities Charges and there is no Default by Tenant, then Tenant for a period of thirty (30) days after Tenant's written notice may engage its own certified public accountants ("Tenant's Accountants") to verify the accuracy of the Statement objected to by Tenant. During such thirty (30) day period, Tenant's Accountants shall be entitled to examine the books and records of Landlord pertaining to that particular Statement, which examination shall be conducted only during the regular business hours of Landlord at the office where Landlord maintains such books and records, Tenant's Accountants shall enter into a confidentiality agreement with Landlord reasonably satisfactory to Landlord. Tenant shall deliver to Landlord copies of all audits, reports or other results from its examination within fifteen (l5) business days after receipt thereof by Tenant. All costs incurred by Tenant for Tenant's Accountants shall be paid by Tenant unless the Statement contains an overcharge of Tenant's Pro Rata Share of Taxes, Landlord's Insurance and Common Facilities Charges for the previous calendar year by more than five percent (5%), in which event Landlord shall promptly pay all reasonable costs of Tenant's Accountants relating thereto (not to exceed a total reimbursement of $5,000.00). Notwithstanding any pending dispute, Tenant shall continue to pay Landlord the amount of the estimated Monthly Deposits until such amount has been determined to be incorrect. The amounts of Taxes, Landlord's Insurance and Common Facilities Charges payable by Tenant for the calendar years in which the Lease Term commences and expires shall be subject to the provisions hereinafter contained in this Lease for proration of such amounts in such years. Prior to the dates on which payment is due for Taxes, Landlord's Insurance and Common Facilities Charges, Landlord shall make payment of Taxes, Landlord's Insurance and Common Facilities Charges, to the extent of funds from Monthly Deposits are available therefor and, upon request by Tenant, shall furnish Tenant with a copy of any receipt for such payments. Except for Landlord's obligation to make payments out of funds available from Monthly Deposits, the making of Monthly Deposits by Tenant shall not limit or alter Tenant's obligation to pay Taxes and to maintain insurance as elsewhere provided in this Lease.

V.              TAXES.

5.1            Covenant to Pay Taxes. Tenant covenants and agrees to pay Tenant's Pro Rata Share of Taxes, as hereinafter defined, which accrue during or are attributable to the Lease Term. "Taxes" shall mean all taxes, assessments or other impositions, general or special, ordinary or extraordinary, of every kind or nature, which may be levied, assessed or imposed upon or with respect to the Property, or any part thereof, or upon any building, improvements or personal property at any time situated thereon but which shall not include (1) local, state or federal net income taxes assessed against Landlord, (2) local, state or federal capital levy taxes assessed against Landlord, or (3) sales, excise, franchise, gift, estate, succession, inheritance, or transfer taxes assessed against Landlord.

5.2            Proration of Taxes. Taxes shall be prorated between Landlord and Tenant for the year in which the Lease Term commences and for the year in which the Lease Term expires as of, respectively, the Commencement Date of the Lease Term and the date of expiration of the Lease Term, except as hereinafter provided. Proration of Taxes shall be made on the basis of actual Taxes. Tenant's Pro Rata Share of Taxes for the years in which the Lease Term commences and expires shall be paid and deposited with Landlord through Monthly

5.3            Special Assessments. If any Taxes are payable in installments over a period of years, Tenant shall be responsible only for installments for periods during the Lease Term with proration, as above provided, of any installment payable prior to the Commencement Date or after the expiration date of the Lease Term.

5.4            New Taxes. Tenant's obligation to pay Tenant's Pro Rata Share of Taxes shall include any Taxes of a nature not presently in effect but which may hereafter be levied, assessed or imposed upon Landlord or upon the Property, if such tax shall be based upon or arise out of the ownership, use or operation of the Property or the rents received therefrom, other than income taxes or estate taxes of Landlord. For the purposes of computing Tenant's liability for such new type of tax or assessment, the Property shall be deemed the only property of Landlord.

5.5            Right to Contest Taxes. Landlord shall have the sole right to contest any Taxes; provided, however, Landlord shall protest Taxes for a given calendar year upon Tenant's written request provided at least two (2) weeks before the applicable protest deadline. Landlord shall credit Tenant with Tenant's Pro Rata Share of any abatement, reduction or recovery of any Taxes attributable to the Lease Term less Tenant's Pro Rata Share of all reasonable costs and expenses incurred by Landlord, including reasonable attorney's fees, in connection with such abatement, reduction or recovery.

VI.           INSURANCE.

6.1            Landlord's Property Insurance. Landlord covenants and agrees to maintain property insurance ("Property Insurance") for the Building envelope, in such amounts equal to the full replacement cost for the Building, from such company, with such deductible and on such terms and conditions as Landlord deems commercially reasonable. Further, Landlord shall obtain extended insurance coverage for Machinery & Equipment Breakdown and may, in its sole and absolute discretion, obtain Loss of Rents to the benefit of the Landlord. Extended insurance coverage for Machinery & Equipment Breakdown is specific to the equipment as it relates to the operation of the Building and is not intended coverage for the machinery or equipment of the Tenant. Property Insurance obtained by Landlord need not name Tenant as an additional insured or loss payee, but at Landlord's directive may name any Mortgagee (as herein defined) as an additional insured and/or loss payee as their interests may appear. Tenant covenants and agrees to pay its Pro Rata Share of the cost of the Property Insurance obtained by Landlord for the Property and its Pro Rata Share of the cost of any deductible under such Property Insurance.

6.2            Landlord's General Liability Insurance. Landlord covenants and agrees to maintain a Commercial General Liability Policy ("Liability Insurance") covering the Common Facilities of the Property in such amounts, from such company, with such deductible and on such terms and conditions as Landlord deems appropriate in its commercially reasonable discretion. Liability Insurance obtained by Landlord need not name Tenant as an additional insured or loss payee, but at Landlord's directive may name any Mortgagee as an additional insured as their interests may appear. Tenant covenants and agrees to pay its Pro Rata Share of the cost of the Liability Insurance obtained by the Landlord and its Pro Rata Share of the cost of any deductible under Liability Insurance.

6.3            Tenant's Property Insurance. Tenant covenants and agrees to obtain and maintain throughout the Lease Term, personal property insurance on Tenant's Equipment ("Tenant's Property Insurance"). Such insurance coverage must be as broad as ISO Causes of Loss -Special Form- against risks of direct physical loss or damage (commonly known as "all risk") for an amount adequate to replace, and at replacement cost coverage, all of Tenant's equipment, fixtures, improvements, business or personal property, and any other property for which Tenant is responsible located in or about the Building and Demised Premises. Coverage should also be extended to include Business Income and Extra Expense to the benefit of Tenant. Landlord and its property manager assume and have no responsibility to determine adequate Property values for Tenant.

6.4            Waiver. Tenant and Landlord hereby waive all right of recovery against the other party and their respective officers, partners, members, agents, representatives, and employees, including, without limitation, Landlord's property manager, for loss or damage to their respective real business or personal property kept in or about the Building or the Demised Premises, for loss which is capable of being insured against or for loss of business revenue or extra expense arising out of or related to the use and occupancy of the Demised Premises, to the extent there is valid and collectible insurance provided by Tenant's Property Insurance policy or Landlord's Property Insurance as required to be carried by the applicable party under this Lease. In obtaining Property Insurance as required by this Lease, Tenant shall notify their insurance carrier of this foregoing waiver and provide to Landlord a certificate of insurance so representing such waiver of subrogation.

6.5            Tenant's General Liability Insurance. Tenant covenants and agrees to maintain throughout the Lease Term, a Commercial General Liability Insurance policy. Coverage must include protection against bodily injury (up to and including death), property damage, personal injury, fire legal liability, and medical payment coverage issued by an insurance company qualified to do business in the state in which the Demised Premises are located. Coverage shall be written on a claims made basis and may include a deductible up to $25,000 per occurrence. The limit of liability shall be no less than $2,000,000 (Two Million Dollars) per occurrence. Such limit may be derived by a Combined Single Limit (CSL) on the Liability policy or in combination of $1,000,000 (One Million Dollars) Liability CSL supported by a $1,000,000 (One Million Dollars) or greater Umbrella Policy. Evidence of said insurance shall be provided to Landlord via a certificate of insurance.

The above General Liability policy shall:

(a)            Name the Landlord, its property manager, and Mortgagee as additional insureds (CO 20 11 04 13 or prior editions (or equivalent insurance language)) as regards this location.

(b)            Be endorsed to be Primary and non-contributory to any other similar insurance of said Be endorsed to include a waiver of subrogation in favor of additional insureds.

(c)            Provide, if an endorsement is available, at least thirty (30) days prior written notice be given to additional insureds of any cancellation, non-renewal or material change as respects the coverages required by this Lease.

(d)            Not contain any deductible (except as provided above), retention or self-insured provisions or any contractual liability coverage exclusion modifying or deleting the definition of "insured contract", unless otherwise approved in writing by the Landlord.

The limits of insurance required in this Lease do not limit or restrict the limit of liability of Tenant hereunder. Prior to the occupancy of the Demised Premises and prior to the expiration of the then-current policy, Tenant shall cause to be delivered to the Landlord certificates of insurance evidencing that the insurance required under this Lease are so in effect. Tenant covenants and agrees to obtain other insurance, coverages and endorsements as reasonably requested from time to time by Landlord's lender.

6.6            Commercial Automobile Insurance. Should Tenant own or operate any commercial vehicles, Tenant agrees to acquire and maintain Commercial Automobile Insurance as is required by law. The Commercial Auto Insurance shall represent that coverage for Tenant's auto to include "Any Auto" or "All Owned Auto" including "Hired and Non-Owned Auto." Limits of coverage shall be $2,000,000 (Two Million Dollars) for Liability. Such limit may be derived either by a Combined Single Limit (CSL) on the Auto policy, or a $1,000,000 (One Million Dollars) Auto CSL supported by a $1,000,000 (One Million Dollars) or greater Umbrella Policy. Such policy shall list Landlord and its property manager as additional insureds. Evidence of said insurance shall be provided to Landlord via certificate of insurance.

6.7            Worker's Compensation. Tenant covenants and agrees to maintain Worker's Compensation Insurance coverage as required by statutory law. Such policy shall afford a waiver of subrogation on behalf of the Landlord and its property manager. Evidence of said insurance shall be provided to Landlord via certificate of insurance.

6.8            Cooperation. Landlord and Tenant shall cooperate with each other in the collection of any insurance proceeds which may be payable in the event of any loss, including execution and delivery of any proof of loss or other action required to such recovery.

6.9            Plate Glass. Tenant acknowledges that Landlord is not obligated to maintain any insurance or extended coverage insurance with respect to damage to any plate glass or other glass located in the Demised Premises. Tenant shall be entitled to obtain any such insurance for plate glass or other glass located in the Demised Premises; provided, however, that Tenant shall be obligated to replace any damaged or broken or plate glass or other glass located in the Demised Premises, whether or not Tenant has obtained such insurance coverage.

VII.         OPERATING, MAINTENANCE AND REPAIR EXPENSES.

7.1            Utility Charges. Tenant covenants and agrees to contract in Tenant's own name and to pay all charges for gas, electricity, light, heat, power, telephone, telecommunication, internet, or other data transmission or utility services used, rendered or supplied to or for the Demised Premises. If any such utility charges are not separately metered or billed to the Demised Premises, then Tenant shall pay Tenant's Pro Rata Share thereof to Landlord, which amount shall be included in the Common Facilities Charges. Tenant shall comply with all energy efficiency programs applicable to Tenant or Tenant's use and occupancy of the Demised Premises. Tenant shall reasonably cooperate with Landlord in connection with all benchmarking, rating, reporting and other requirements of Landlord under any mandatory energy efficiency programs and providing Landlord with information and reports regarding Tenant's energy and other utility usage in the Demised Premises as requested by Landlord from time to time in connection therewith. Tenant acknowledges and agrees that Landlord may be required to disclose energy and other utility usage data for the Building (including the Demised Premises) to governmental authorities and such data may be made available to the public.

7.2            Common Facilities Charges. Tenant covenants and agrees to pay Tenant's Pro Rata Share of the Common Facilities Charges (as herein defined). The term "Common Facilities Charges" shall mean: all commercially reasonable costs and expenses of operating, repairing, maintaining, upkeep and replacing of the Common Facilities, the Building, the Improvements and the Property including, without limitation, upkeep and replanting of grass, trees, shrubs and landscaping; removal of dirt, debris, obstructions and litter from the Parking Area, landscaped areas, sidewalks and driveways; trash and garbage disposal for the Common Facilities; exterior window washing; repairs, resurfacing, resealing, re-striping, sweeping and snow and ice removal from the Parking Area, sidewalks, and driveways; removal of graffiti and repair of vandalism; building signs; stairways; elevators; skylights; gas, electricity, light, heat, power and other utilities for the Common Facilities; utility pipes, lines, equipment and facilities not exclusively serving the Demised Premises; extermination services; fire protection systems, monitoring and sprinkler systems; exterior painting; interior painting of the Common Facilities; replacement of light bulbs, light fixtures and ballasts in the Common Facilities; maintenance and repairs to roofs; repair, maintenance and replacement of damaged or broken exterior glass or windows; water, sewer and storm drainage charges for the Property; water, sewage and storm drainage systems and charges (including, without limitation, any detention, drainage or pond areas located within or serving the Property); irrigation and landscaping sprinkler systems; association assessments, dues and fees; assessments, dues and fees charged under any existing or future declarations, reciprocal easement agreements or other matters of record affecting the Property; supplies and the cost of any rental of equipment in implementing such services; wages, salaries, compensation, taxes, medical and other insurance, pension and retirement plans, and all other benefits and costs of personnel at or below the level of property manager to the extent engaged in the operation, management, maintenance, service or security of the professional management and administration of the Building, the Common Facilities and the Property which amount shall not be in excess of 5% of the gross rental revenue; all alterations, additions, improvements and other capital expenditures for the Property (a) in order to conform to changes subsequent to the date of this Lease in any laws, ordinances, rules, regulations or orders of any applicable governmental authority, or (b) which are intended as a cost or labor saving device or to effect other economies in the operation of the Property and do in fact effect cost savings, subject to amortization of such costs at a market rate of interest over the useful life thereof, as determined by Landlord's accountants; personal property taxes, licenses and permits; and any other costs or expenses expressly included in Common Facilities Charges under this Lease. Landlord may elect from time to time to provide trash and garbage disposal as part of the Common Facilities Charges (in lieu of Tenant providing such service under Section 7.3), provided Tenant shall remain responsible for any trash or garbage disposal exceeding ordinary usage as reasonably determined by Landlord. The Common Facilities Charges shall not be subject to amortization except as otherwise expressly herein required. Landlord may cause any or all of such services to be provided by independent contractor(s) and subcontractor(s) and if Landlord elects to have such services performed by an affiliate or related party, such services shall be provided at rates and on terms that are considered arm's length. The cost of personnel may be prorated, in Landlord's sole and absolute discretion, if such personnel provide services for other properties in addition to the Property.

7.3            Tenant's Maintenance Obligation. Tenant, at its sole cost and expense, shall maintain, repair, replace (except for replacements considered Capital Replacements) and keep the Demised Premises and all improvements, fixtures and personal property thereon in good, safe and sanitary condition, order and repair and in accordance with all applicable laws, ordinances, orders, rules and regulations of governmental authorities having jurisdiction. Tenant shall perform or contract for and promptly pay for trash and garbage disposal, janitorial and cleaning services, security systems and services, the installation, maintenance and inspections of portable fire extinguishers in compliance with NFPA 10 standards (as amended from time to time) and any other life safety and extinguishing systems necessary or appropriate for Tenant's business in compliance with applicable NFPA standards (as amended from time to time), maintenance, repair and replacement of heating, ventilation and air conditioning units, systems, equipment and facilities ("HVAC") and other building systems serving the Demised Premises, including, without limitation, replacement of filters, periodic inspections and a HVAC maintenance contract (reasonably approved by Landlord), interior window washing services, interior painting, repair and replacement of all interior and exterior doors (including, without limitation, any loading dock doors, dock levelers and related dock systems and areas), repair, maintenance and replacement of damaged or broken interior and exterior glass, windows, plate glass and other breakable materials, and replacement of interior light bulbs, light fixtures and ballasts in or serving the Demised Premises. Tenant shall not dispose of light bulbs, ballasts or any fixtures or equipment containing Hazardous Substances (as herein defined) in any trash dumpster, rather Tenant shall dispose of all such materials in accordance with Applicable Laws (as herein defined) and in accordance with the requirements of this Lease. Tenant shall operate, maintain, repair and replace the pipes, lines and other equipment and facilities for water, sewage and other utility services serving the Demised Premises from the point exclusively serving the Demised Premises, even if outside of the Demised Premises. All costs of maintenance and repairs by Tenant shall be considered Additional Rent hereunder. All maintenance and repairs to be performed by Tenant shall be done promptly, in a good and workmanlike fashion, and without diminishing the original quality of the Demised Premises or the Property.

7.4            Landlord's Maintenance Obligation. Landlord shall maintain and replace the exterior walls and structural elements and roof of the Building and the Improvements and shall repair any latent defects in the Landlord's Work, which shall be at Landlord's sole cost except as expressly included in Common Facilities Charges. Landlord, at its sole cost and expense, shall be responsible for the replacement of the roofs of the Building. Landlord's maintenance obligation under this Section shall be determined in Landlord's commercially reasonable discretion. For the purposes of this Section, all work and costs for the roofs of the Building shall be considered to be maintenance and repairs included in the Common Facilities Charges, except for the replacement of the entire roofing system of the Building by Landlord hereunder. Landlord shall also be responsible for all replacements that are considered capital in nature as reasonably determined by Landlord's accountants ("Capital Replacements") which include, but are not limited to, the replacement of the HVAC components and other building systems and the repaving of the Parking Areas, and Landlord may charge back to Tenant as Common Facilities Charges on a monthly basis the cost of such Capital Replacements amortized over the useful life of such item as reasonably determined by Landlord's accountants. Notwithstanding the foregoing, Landlord shall not be obligated to repair or replace any damage caused by the negligence or willful misconduct of Tenant or Tenant's Agents, which repair and replacement shall be at the sole cost and expense of Tenant.

7.5            Building Services.

(a)            Landlord shall cause to be made available at general points of usage in the Demised Premises facilities for the supply of domestic hot (or tempered) and cold running water, and facilities for 2,500 AMP, 277/480 Volt, 3 Phase electric power. Tenant acknowledges that, other than as expressly provided herein, Landlord is not responsible for providing facilities or service for telephone, cable, data or other communications systems, alarm, or other utilities, facilities or services not expressly provided under this Lease and Tenant shall be responsible for all costs related thereto.

(b)            Tenant shall be entitled to connect electrical equipment (including telephones and computer equipment), install heat-generating equipment or machinery in the Demised Premises and to use conduits within the Building for the installation and maintenance of conduits, cables, ducts, pipes and other devices for communications/wireless networks, data processing devices, supplementary HVAC and other facilities consistent with its use of the Demised Premises, provided that Tenant, at its sole cost, shall be responsible for all alterations and improvements to the HVAC, electric and other utility and mechanical systems serving the Demised Premises the Building, and Landlord shall not be responsible for any improvements or other modifications thereto except as expressly provided herein. Tenant shall pay the cost of any modifications to the electrical system or heating and air conditioning system of the Building necessitated by such usage and the cost of any additional electrical service provided to Tenant, unless billed directly to Tenant by the utility company.

(c)            Landlord shall not be liable for any damage, loss or expense incurred by Tenant by reason of any interruption, reduction (permanent or temporary) or failure of any utilities or services for the Demised Premises or the Building unless caused by the gross negligence or intentional misconduct of Landlord or Landlord's agents. Landlord may, with written notice to Tenant (except that no notice shall be required in the event of an emergency), temporarily suspend any utilities and services when such suspension is necessary in order to make repairs or alterations or if otherwise required in connection with the fulfillment of Landlord's obligations under this Lease. Except as expressly provided below, in no event shall Tenant be entitled to any abatement of rent as a result of the Demised Premises being rendered unusable for their intended purpose due to any such failure, interruption or reduction. Except in the event of emergency, Landlord and Tenant shall coordinate and agree to any suspension of utilities by Landlord. If any interruptions or suspensions of utilities is caused by the negligence or willful misconduct of Landlord or its agents, employees or contractors, or is in any way related to the construction of any new building at the Project by Landlord, and such interruption or suspension lasts for more than forty-eight (48) hours after written notice thereof to Landlord, Tenant shall be entitled to an equitable abatement of Rent to the extent that Tenant is unable to use the Demised Premises as a result of such interruption or suspension for every day after such forty-eight (48) hours until the interruption or suspension is cured, which abatement shall be the sole and exclusive remedy of Tenant for any such interruption or suspension. No temporary suspension of utilities or services shall be construed as an eviction or disturbance of possession by Landlord and Tenant shall have no right to terminate this Lease as a result thereof

(d)            Tenant shall promptly notify Landlord of any accidents or defects in the Building or the Property of which Tenant becomes aware, including defects in pipes, electric wiring and HVAC equipment, and of any condition which may cause injury or damage to the Building or Property or any person or property therein. Unless caused by the gross negligence or willful misconduct of Landlord, in no event shall Landlord be liable for injury or damage to person or property caused by fire, theft, heating, air conditioning or lighting apparatus, falling plaster, steam, gas, electricity, water, rain, or dampness, which may leak or flow from or through any part of the Building, or from the pipes, appliances, or plumbing work of the Building.

7.6            Parking. Tenant shall be entitled to the exclusive use of the Parking Area on the Property. Landlord shall be entitled to establish reasonable rules and regulations governing the use of the Parking Area including, without limitation, the right to issue parking permits and decals to be affixed to motor vehicles (with the reasonable costs thereof being a part of the Common Facilities Charges). Landlord may designate a specific area for Tenant's parking spaces within the Parking Area and may modify, relocate, reduce or restrict any of the parking spaces in the Parking Area. Landlord shall be entitled to permit the use of the Parking Area for other purposes, including uses not related to the operation of the Building so long as such uses do not interfere with Tenant's parking and access to the Demised Premises. Landlord shall not be liable for and Tenant hereby releases and covenants not to bring any action against Landlord for any loss, damage or theft to or from any motor vehicle or other property of Tenant or Tenant's Agents which occurs in or about the Parking Area, unless such loss, damage, or theft is due to the gross negligence or willful misconduct of Landlord. Notwithstanding the foregoing, Landlord's inability to make such spaces available at any time in connection with a temporary taking of the Parking Area or other reasons beyond Landlord's control shall not constitute a default by Landlord under this Lease.

VIII.        ADDITIONAL COVENANTS.

8.1            Use by Tenant. Tenant covenants and agrees to use the Demised Premises only for the use or uses set forth as Permitted Uses by Tenant in the Summary and for no other purposes, except with the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed. If during the Lease Term Tenant is not occupying the Demised Premises on an uninterrupted basis, Tenant covenants and agrees to inspect and monitor the Demised Premises on a reasonable basis (but not less than once per week) in order to properly maintain and secure the Demised Premises.

8.2            Compliance with Laws.

(a)            Tenant covenants and agrees that nothing shall be done or kept on the Demised Premises in violation of any law, ordinance, order, rule or regulation of any governmental authority having jurisdiction and that the Demised Premises shall be used, kept and maintained in compliance with any such law, ordinance, order, rule or regulation and with the certificate of occupancy issued for the Building and the Demised Premises. Tenant shall provide written notice to Landlord within three (3) business days after Tenant receives any notice of a violation or other requirement to comply with any such law, ordinance, rule or regulation with respect to the Demised Premises or Tenant's operation at the Demised Premises, together with a copy of such notice of such violation or non-compliance.

(b)            Tenant shall not use or occupy or knowingly permit the use or occupancy of the Property in any manner that would be a violation of federal, state or local law or regulation, regardless of whether such use or occupancy is lawful under any conflicting law, including, without limitation, any law relating to the use, sale, possession, cultivation, manufacture, distribution or marketing of any controlled substances or other contraband or any law relating to the medicinal or recreational use or distribution of marijuana; provided, however, Landlord and Tenant acknowledge and agree that hemp is used in the production of Tenant's products and the use of hemp in the production of Tenant's products is not prohibited by this Section 8.2(b).

8.3            Compliance with Insurance Requirements. Tenant covenants and agrees that it shall pay for any increases to the cost of insurance maintained by Landlord with respect to the Demised Premises or the Property resulting from anything done or kept on the Demised Premises by Tenant and that Tenant will not do or keep anything on the Demised Premises which might reasonably be expected to and actually results in cancellation of any such insurance.

8.4            No Waste. Tenant covenants and agrees that nothing shall be done or kept on the Demised Premises or the Property which would constitute waste.

8.5            No Overloading. Tenant covenants and agrees that nothing shall be done or kept on the Demised Premises or the Building and that no improvements, changes, alterations, additions, maintenance or repairs shall be made to the Demised Premises which might reasonably be expected to or does in fact impair the structural soundness of the Building, which might reasonably be expected to or does in fact result in an overload of electrical lines serving the Building or which might reasonably be expected to or does in fact interfere with electric or electronic equipment on any adjacent or nearby property.

8.6            No Nuisance. Tenant covenants and agrees that no unlawful activity shall be carried on upon the Demised Premises or the Property nor shall anything be done or kept on the Demised Premises or the Property which may reasonably be expected to or does in fact become a public or private nuisance or which may cause an unlawful disturbance to others on adjacent or nearby property.

8.7            No Annoying Lights. Sounds or Odors. Tenant covenants and agrees that no light shall be emitted from the Demised Premises which is unlawful, no sound shall be emitted from the Demised Premises which is unlawfully loud or annoying, and no odor shall be emitted from the Demised Premises which is unlawful. If odors emitting from the Demised Premises are deemed a nuisance by any governmental authority or Landlord otherwise reasonably determines that odors emitting from the Demised Premises are noxious or offensive to occupants of adjacent properties, then Landlord and Tenant shall mutually cooperate to determine what commercially reasonable measures Tenant should take to cure the problem, except that in no event shall Tenant be required to install any additional odor "scrubbers" or any similar devices (unless such odors are determined to be unlawful or such devices are required by any applicable governmental authority). So long as any odor is not deemed unlawful and Tenant cooperates with Landlord pursuant to the preceding sentence, then such odor shall not be considered a Default under this Lease.

8.8            No Unsightliness. Tenant covenants and agrees that no unsightliness shall be permitted on the Demised Premises or the Property which is visible from any adjacent or nearby property. Without limiting the generality of the foregoing, all unsightly conditions, equipment, objects and conditions shall be kept enclosed within the Demised Premises; no refuse, scrap, debris, garbage, trash, bulk materials or waste shall be kept, stored or allowed to accumulate on the Demised Premises or the Property except as may be enclosed within the Demised Premises; all pipes, wires, poles, antennas and other facilities for utilities or the transmission or reception of audio or visual signals or electricity shall be kept and maintained underground or enclosed within the Demised Premises or appropriately screened from view; and no temporary structure shall be placed or permitted on the Demised Premises or the Property without the prior written consent of Landlord, in its sole and absolute discretion. Notwithstanding the foregoing, Landlord has agreed that Tenant may erect (i) a ten thousand (10,000) gallon ethanol/alcohol tank and (ii) a ten thousand (10,000) gallon carbon dioxide tank on the Property, as provided in Section 7 of the Addendum attached hereto.

8.9            No Animals. Tenant covenants and agrees that no animals shall be permitted or kept on the Demised Premises or the Property, except as may be required for any person with a disability.

8.10          Restriction on Signs and Exterior Lighting. Tenant covenants and agrees that no signs or advertising devices of any nature shall be erected or maintained by Tenant on the Demised Premises or the Property and no exterior lighting shall be permitted on the Demised Premises or the Property, except for signs complying with the signage specifications attached hereto as Exhibit D and approved by Landlord in writing, such approval not to be unreasonably withheld, conditioned or delayed. No signs, stickers, decals or other advertising devices shall be installed or displayed in any windows or on any doors of the Demised Premises or otherwise be visible from outside of the Demised Premises (other than suite identification signage (if any) approved by Landlord as provided in the preceding sentence).

8.11          No Violation of Covenants. Tenant covenants and agrees not to commit, suffer or permit any violation of any covenant, condition or restriction affecting the Demised Premises or the Property so long as Tenant has been provided notice thereof

8.12          Restriction on Chances and Alterations. Tenant covenants and agrees not to improve, change, alter, add to, remove or demolish any improvements on the Demised Premises, including, without limitation, any work, restoration, removal or decommissioning pursuant to Section 14.1 below ("Chances"), without the prior written consent of Landlord which consent shall not be unreasonably withheld, conditioned or delayed and unless Tenant complies with all conditions which may be imposed by Landlord, in its commercially reasonable discretion, in connection with such consent; and unless Tenant pays to Landlord the reasonable costs and expenses of Landlord for architectural, engineering or other consultants which may be reasonably incurred by Landlord in determining whether to approve any such Changes up to five percent (5%) of the hard costs of such Changes. Landlord's consent to any Changes and the conditions imposed in connection therewith shall be subject to all requirements and restrictions of any Mortgagee. If such consent is given, no such Changes shall be permitted unless (a) Tenant shall have procured and paid for all necessary permits and authorizations from any governmental authorities having jurisdiction; (b) such Changes shall not reduce the value of the Property; (c) such Changes are located wholly within the Demised Premises, shall not adversely affect the structural integrity of the Building or roof of the Building or the _ . not affect or impair existing insurance on the Property; and (e) Tenant, at Tenant's sole cost and expense, shall maintain or cause to be maintained workmen's compensation insurance covering all persons employed in connection with the work and obtains liability insurance covering any loss or damage to persons or property arising in connection with any such Changes and such other insurance or bonds as Landlord may reasonably require. At least twenty (20) days prior to any Changes, Tenant shall provide written notice to Landlord of the date of commencement of any Changes. Tenant covenants and agrees that any Changes approved by Landlord shall be completed with due diligence and in a good and workmanlike fashion and in compliance with all commercially reasonable conditions imposed by Landlord and all applicable permits, authorizations, laws, ordinances, orders, rules and regulations of governmental authorities having jurisdiction and that the costs and expenses with respect to such Changes shall be paid promptly when due and that the Changes shall be accomplished free of mechanics' and materialmen's liens. Notwithstanding the foregoing, in the event a mechanics' or materialmen's lien is placed on the Demised Premises, it shall not be considered a Default by Tenant hereunder so long as Tenant has caused such lien to be released or, if Tenant contests such lien, provided a bond in accordance with law or other security in relation thereto as provided in Section 8.13 below within thirty (30) days of receiving notice of such lien. Promptly following completion of any such Changes, Tenant shall deliver to Landlord a set of field record drawings and specifications reflecting as-built conditions, if applicable. Tenant covenants and agrees that all Changes shall become the property of Landlord at the expiration or earlier termination of the Lease Term or, if Landlord so requests at the time of approval of such Changes, Tenant shall, at or prior to expiration of the Lease Term and at its sole cost and expense, remove such Changes and restore the Demised Premises to their condition prior to such Changes. Notwithstanding the foregoing, Tenant may, without Landlord's prior written consent, undertake Minor Changes at any time in its sole discretion. "Minor Changes" mean any Changes that (i) do not involve any of the structural elements of the Building or any Building system, and (ii) are reasonably estimated to cost $100,000.00 or less.

8.13          No Mechanic's Liens. Tenant covenants and agrees not to permit or suffer, and to cause to be removed and released, or bonded over in accordance with law, any mechanic's, materialmen's or other lien on account of supplies, machinery, tools, equipment, labor or material furnished or used in connection with the construction, alteration, improvement, addition to or repair of the Demised Premises by, through or under Tenant. Landlord shall have the right, at any time and from time to time, to post and maintain on the Demised Premises and Building such notices as Landlord deems necessary to protect the Demised Premises against such liens. Tenant shall have the right to contest, in good faith and with reasonable diligence, the validity of any such lien or claimed lien, provided that Tenant shall give to Landlord such security as may be reasonably requested by Landlord to insure the payment of any amounts claimed, including interest and costs, and to prevent any sale, foreclosure or forfeiture of any interest in the Property on account of any such lien, including, without limitation, bonding, escrow or endorsement of the title insurance policy of Landlord and any Mortgagee (and in the event Tenant bonds over such lien as required by law, Landlord shall not require any additional security). If Tenant so contests, then on final determination of the lien or claim for lien, Tenant shall immediately pay any judgment rendered, with interest and costs, and shall cause the lien to be released and any judgment satisfied.

8.14          No Other Encumbrances. Tenant covenants and agrees not to obtain any financing secured by Tenant's interest in the Demised Premises and not to encumber the Demised Premises or Landlord's or Tenant's interest therein, without the prior written consent of Landlord, in its commercially reasonable discretion, and to keep the Demised Premises free from all liens and encumbrances except liens and encumbrances existing upon the Commencement Date of the Lease Term, liens and encumbrances created by Landlord or liens and encumbrances encumbering all personal property of Tenant in the event Tenant procures or has procured commercial financing.

8.15          Subordination to Landlord Mortgages. Tenant covenants and agrees that this Lease and Tenant's interest in the Demised Premises shall be junior and subordinate to any mortgage or deed of trust ("Mortgage") now encumbering the Property. Tenant further covenants and agrees that this Lease and Tenant's interest in the Demised Premises shall be junior and subordinate to any future Mortgage encumbering the Property; provided that as a condition of such subordination, any such mortgagee or holder of a Mortgage ("Mortgagee") encumbering the Property agrees to enter into a commercially reasonable subordination, non-disturbance and attornment agreement ("SNDA") which shall include a covenant not to disturb this Lease, in a form reasonably acceptable to Tenant. Tenant shall attorn to the party acquiring title to the Property as the result of such foreclosure. Provided that the Mortgagee has entered into an SNDA, no act or further agreement by Tenant shall be necessary to establish the subordination of this Lease to any such Mortgage, but Tenant covenants and agrees, upon request of Landlord, to execute such documents as may be necessary or appropriate to confirm and establish this Lease as subordinate to any Mortgage in accordance with the foregoing provisions in forms reasonably satisfactory to Tenant. Alternatively, Tenant covenants and agrees that, at the option of any Mortgagee, Tenant shall execute documents as may be necessary to establish this Lease and Tenant's interest in the Demised Premises as superior to any such Mortgage, in a form reasonably satisfactory to Tenant, within ten (10) days after Tenant's receipt thereof. If Tenant fails to execute any documents required to be executed by Tenant under the provisions hereof or, in the alternative, to respond to any request with any reasonable objections to such document within the ten (10) days period described above, Tenant shall be deemed to have agreed to and be bound by the covenants, terms and conditions provided in such documents. If any Mortgagee or purchaser at foreclosure thereof, succeeds to the interest of Landlord in the Land or the Building, such person shall not be (i) liable for any act or omission of Landlord under this Lease; (ii) liable for the performance of Landlord's covenants hereunder which arise prior to such person succeeding to the interest of Landlord hereunder; (iii) bound by the payment of any rent which Tenant may have paid more than one month in advance; (iv) liable for any security deposit which was not delivered to such person; or (v) bound by any modifications to this Lease to which such Mortgagee has not consented in writing. If any Mortgagee requires a modification of this Lease, which modification will not bring about any increased cost or expense to Tenant or will not in any other way change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees to cooperate with Landlord in connection therewith (including, without limitation, executing and delivering

8.16          No Assignment or Subletting.

(a)            Tenant covenants and agrees not to make or permit a Transfer by Tenant, as hereinafter defined, without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. A "Transfer" by Tenant shall include an assignment of this Lease, a sublease of all or any part of the Demised Premises or any assignment, sublease, transfer, mortgage, pledge or encumbrance of all or any part of the Demised Premises or of Tenant's interest under this Lease or in the Demised Premises, by operation of law or otherwise, or the use or occupancy of all or any part of the Demised Premises by anyone other than Tenant. Any such Transfer by Tenant without Landlord's written consent shall be void and shall constitute a Default by Tenant under this Lease. Notwithstanding any Transfer by Tenant, Tenant shall not be relieved of its obligations under this Lease and Tenant shall remain liable, jointly and severally, and as a principal, not as a guarantor or surety, under this Lease, to the same extent as though no Transfer by Tenant had been made, unless specifically provided to the contrary in Landlord's prior written consent. The acceptance of rent by Landlord from any person other than Tenant shall not be deemed to be a waiver by Landlord of the provisions of this Section or of any other provision of this Lease and any consent by Landlord to a Transfer by Tenant shall not be deemed a consent to any subsequent Transfer by Tenant.

(b)            If Tenant requests Landlord's consent to a Transfer, Tenant shall submit to Landlord in writing the name of the proposed transferee, the effective date of the Transfer, the terms of the proposed Transfer, a copy of the proposed form of sublease or assignment, and such information as to the business and financial capacity of the transferee as Landlord shall reasonably require to evaluate the request. It shall be reasonable for Landlord to withhold its consent to any Transfer where: (i) in the case of a sublease, the subtenant has not acknowledged that the provisions of this Lease control over any inconsistent provision in the sublease; or (ii) in Landlord's commercially reasonable opinion, the proposed transferee does not have the financial standing to perform its obligations under the assignment or sublease; or (iii) the intended use is not permitted by applicable law or covenant. The foregoing criteria are not exhaustive, and Landlord may withhold consent to a Transfer on any other reasonable grounds. Tenant shall reimburse Landlord for all of Landlord's reasonable out of pocket costs incurred in connection with any request for consent to a Transfer up to Two Thousand Dollars ($2,000.00) in the aggregate, including, without limitation, a sum for attorneys' fees.

(c)            Notwithstanding the foregoing, except in the case of a Permitted Transfer, Landlord shall, at Landlord's option, have the right in lieu of consenting to a Transfer by Tenant, to terminate this Lease as to the portion of the Demised Premises that is the subject of the proposed Transfer, and to enter into a new lease with the proposed transferee and receive directly from the proposed transferee the consideration agreed to be given by such transferee to Tenant for the Transfer by Tenant. Alternatively, at the request of Landlord, Tenant shall pay over to Landlord fifty percent (50%) of all sums received by Tenant in excess of the rent payable by Tenant hereunder which is attributable on an equally allocable Floor Area basis, to any subletting of all or any portion of the Demised Premises so subleased, and all consideration received on account of or attributable to any assignment of this Lease.

(d)            In the event of a Transfer by Tenant (other than a Permitted Transfer), then any option to renew this Lease, right to extend the Lease Term, or option or right of refusal to expand the Demised Premises shall automatically terminate.

(e)            Notwithstanding anything to the contrary, Tenant shall not be entitled to make a Transfer to an existing or prospective tenant (defined as a party to which Landlord has provided a letter of intent in the previous ninety (90) days) of Landlord or its Related Parties (as herein defined), or any subtenant or assignee thereof. Tenant shall not publicly advertise the rate or other terms upon which Tenant is willing to Transfer the Demised Premises, and all other public advertisements of a Transfer shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Public advertisement shall include, without limitation, the placement or displays of any signs or lettering on or above the Demised Premises. Notwithstanding the foregoing, subject to the other terms and conditions hereof, Tenant shall be entitled to Transfer or offer to Transfer the Demised Premises with no restriction to the advertised rate so long as the advertised rate is not less than seventy-five percent (75%) of the then-current Base Rent hereunder.

(f)             For the purposes of this Lease, the term "Transfer" shall also include: the transfer or change, whether voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the control or ownership, whether legal or beneficial, in Tenant within a twelve (12) month period; the dissolution, merger, consolidation or other reorganization of Tenant.

(g)            As a condition to any Transfer by Tenant, Tenant shall acknowledge in writing to Landlord that Tenant shall remain obligated and liable under this Lease, any assignee or other transferee (other than a subtenant) shall expressly assume all the obligations of Tenant under this Lease, and any subtenant shall covenant to Landlord to comply with all obligations of Tenant under this Lease as applied to the portion of the Demised Premises so sublet and to attorn to Landlord, at Landlord's written election, in the event of any termination of this Lease prior to the expiration date of the Lease Term; all of which shall be in a written instrument satisfactory to Landlord and furnished to Landlord not later than fifteen (15) days prior to the effective date of such Transfer.

(h)            Notwithstanding anything to the contrary contained in this Section 8.16, Tenant may, without being required to obtain Landlord's consent, assign this Lease or sublet all or any portion of the Demised Premises to a parent, subsidiary, affiliate, successor by merger, an entity that acquires directly or indirectly substantially all of Tenant's assets, an entity that acquires directly or indirectly all of Tenant's stock or a related entity or person which controls Tenant, is controlled by Tenant or is under common control of Tenant ("Permitted Transfer"), provided that (A) the transferee must have a tangible net worth, revenues and earnings equal to or greater than Tenant as of the Effective Date, (B) Tenant shall not be released under this Lease and Tenant shall remain liable, jointly and severally, and as a principal, not as a guarantor or surety, under this Lease, (C) the transferee shall Permitted Transfer and assumption within ten (10) business days following such Permitted Transfer. Notwithstanding the foregoing, Guarantor shall be released from all liability under the Guaranty attached hereto arising from and after a Permitted Transfer, provided that (i) the transferee of such Permitted Transfer has a tangible net worth that is equal to or greater than the combined tangible net worth of Tenant and Guarantor as of the date of the Permitted Transfer, and (ii) such transferee and Tenant shall continue to remain liable under this Lease following such Permitted Transfer and any subsequent Transfer or Permitted Transfer.

8.17          Annual Financial Statements. Landlord and Tenant acknowledge that the financial statements of Charlotte's Web Holdings, Inc. ("Guarantor"), which is the sole owner of Tenant, are publicly available at https://investors.charlottesweb.com/financials/quarterly-earnings/defaultaspx. If Tenant's financials are not publicly available as part of Guarantor's financial statements, then Tenant covenants and agrees to furnish to Landlord, within fifteen (15) days after written request thereof from Landlord, but in no event more than once per calendar year in addition to any requests made during the continuance of a Default by Tenant, copies of financial statements of Tenant certified by the chief financial officer of Tenant and audited, if requested by Landlord, by a certified public accountant. Landlord may deliver any such financial statements to any existing or prospective Mortgagee or purchaser of the Property. The financial statements shall include a balance sheet as of the end of, and a statement of profit and loss for, the preceding fiscal year of Tenant and, if regularly prepared by Tenant, a statement of sources and use of funds for the preceding fiscal year of Tenant.

8.18          Payment of Taxes. Tenant covenants and agrees to pay promptly when due, all personal property taxes on personal property of Tenant on the Demised Premises and all federal, state and local income taxes, sales taxes, use taxes, Social Security taxes, unemployment taxes and taxes withheld from wages or salaries paid to Tenant's employees, the nonpayment of which might give rise to a lien on the Demised Premises or Tenant's interest therein.

8.19          Estoppel Certificates. Tenant covenants and agrees to execute, acknowledge and deliver to Landlord, upon Landlord's written request, a written statement certifying that this Lease is unmodified (or, if modified, stating the modifications) and in full force and effect; stating the dates to which Base Rent has been paid; stating the amount of the Monthly Deposits held by Landlord for the then tax and insurance year; stating that, to the knowledge of Tenant, there have been no defaults by Landlord or Tenant and no event which with the giving of notice or the passage of time, or both, would constitute such a default (or, if there have been defaults, setting forth the nature thereof); and stating such other matters concerning this Lease as Landlord may reasonably request. Tenant agrees that such statement may be delivered to and relied upon by any existing or prospective Mortgagee or purchaser of the Property. Tenant agrees that a failure to deliver such a statement within twenty (20) days after written request from Landlord shall be conclusive upon Tenant that this Lease is in full force and effect without modification except as may be represented by Landlord; that there are no uncured defaults by Landlord or Tenant under this Lease except as may be represented by Landlord; and that any representation by Landlord with respect to Base Rent, the Monthly Deposits and any other permitted matter are true.

8.20          Landlord's Access to Demised Premises. Tenant covenants and agrees that Landlord and the authorized representatives of Landlord shall have the right to enter the Demised Premises at any reasonable time during ordinary business hours after providing at least one (1) business day prior written or verbal notice (or at any time in the event of an emergency) for the purposes of inspecting, repairing or maintaining the Demised Premises or the Building, performing any alterations or improvements to the Demised Premises or the Building as Landlord may determine from time to time, performing any obligations of Tenant which Tenant has failed to perform hereunder, or for the purposes of showing the Demised Premises to any existing or prospective Mortgagee, purchaser or tenant (but only during the last nine (9) months of the Lease Term) of the Property or the Demised Premises. Tenant covenants and agrees that Landlord may at any time and from time to time place on the Property or the Demised Premises one or more signs advertising the Property or the Demised Premises for sale or for lease.

8.21          Landlord Title to Fixtures, Improvements and Equipment. Tenant covenants and agrees that all fixtures and improvements on the Demised Premises and all equipment and personal property relating to the use and operation of the Demised Premises supplied by or paid for by Landlord (as distinguished from Tenant's Equipment), including all plumbing, heating, lighting, electrical and air conditioning fixtures and equipment, whether or not attached to or affixed to the Demised Premises, and whether now or hereafter located upon the Demised Premises, shall be and remain the property of Landlord upon expiration of the Lease Term.

8.22          Removal of Tenant's Equipment. Tenant covenants and agrees to remove, prior to the expiration or earlier termination of the Lease Term, or within five (5) business days thereof, all of Tenant's Equipment, as hereinafter defined. "Tenant's Equipment" shall mean all equipment, apparatus, machinery, signs, furniture, furnishings, data or utility equipment or facilities, and other personal property used in the operation of the business of Tenant (as distinguished from the use and operation of the Demised Premises). If such removal shall injure or damage the Demised Premises, Tenant covenants and agrees, at its sole cost and expense, within fifteen (15) days after the expiration of the Lease Term, to repair such injury and damage in good and workmanlike fashion and to place the Demised Premises in the same condition as the Demised Premises would have been in if such Tenant's Equipment had not been installed. If Tenant fails to remove any of Tenant's Equipment within such aforementioned timeframe, Landlord may, at its option, keep and retain any such Tenant's Equipment or dispose of the same and retain any proceeds therefrom, and Landlord shall be entitled to recover from Tenant, any costs or expenses of Landlord in removing the same and in restoring the Demised Premises, in excess of the actual proceeds, if any, received by Landlord from disposition thereof. Tenant releases and discharges Landlord from any and all claims and liabilities of any kind arising out of Landlord's disposition of Tenant's Equipment pursuant hereto.

8.23          Tenant Indemnification of Landlord. Tenant covenants and agrees to protect, indemnify, defend and save Landlord and Landlord's managers, employees, agents, beneficiaries, successors, assigns and other affiliated or related parties ("Related Parties") harmless from and against all liability, obligations, claims, damages, penalties, causes of action, costs and expenses, including attorneys' fees, imposed upon, incurred by or asserted against Landlord or its Related Parties, to the extent not caused by the negligence or willful misconduct of Landlord, by reason of (a) any accident, injury to or death of any person or loss of or damage to any property occurring on or about the Demised Premises; (b) any act or omission of Tenant or Tenant's agents, officers or employees or any other person entering upon the Demised Premises under express or implied invitation of Tenant (collectively, "Tenant's Agents") (c) any use made by Tenant, or condition existing upon, the Demised Premises during the Lease Term; (d) any improvements, fixtures or equipment placed upon the Demised Premises by Tenant or Tenant's Agents; (e) any failure on the part of Tenant or Tenant's Agents to perform or comply with any of the provisions, covenants or agreements of Tenant contained in this Lease; (f) any violation of any law, ordinance, order, rule or regulation of governmental authorities having jurisdiction over Tenant or Tenant's Agents; or (g) any repairs, maintenance or Changes to the Demised Premises made by, through or under Tenant. Tenant further covenants and agrees that, in case any action, suit or proceeding is brought against Landlord or its Related Parties by reason of any of the foregoing, Tenant shall, at Tenant's sole cost and expense, defend Landlord and its Related Parties in any such action, suit or proceeding. Notwithstanding anything to the contrary, Tenant's Agents (but specifically excluding Guarantor which shall be liable to Landlord pursuant to the terms and conditions of the Guaranty attached hereto) shall not be personally liable to Landlord or Landlord's Related Parties under this Lease with respect to any of the terms, covenants and conditions of this Lease, such exculpation of liability to be absolute and without any exception whatsoever (except as provided above with respect to Guarantor).

8.24          Landlord Indemnification of Tenant. Landlord covenants and agrees to protect, indemnify, defend and save Tenant harmless from and against all liability, obligations, claims, damages, penalties, causes of action, costs and expenses, including attorneys' fees, imposed upon, incurred by, or asserted against Tenant by reason of (a) the negligence (to the extent not covered by insurance required to be carried hereunder), gross negligence or willful misconduct of Landlord or Landlord's agents, employees or contractors; or (b) a default by Landlord under this Lease, after the lapse of all applicable notice grace and cure periods. Tenant waives and releases any claims Tenant may have against Landlord or its Related Parties for loss, damage or injury to person or property sustained by Tenant or Tenant's Agents resulting from any cause whatsoever other than as expressly provided in this Lease. Notwithstanding anything to the contrary, the foregoing indemnification of Tenant by Landlord shall be subject to all waivers, limitations and restrictions otherwise provided in this Lease. Notwithstanding anything to the contrary, Landlord and its Related Parties shall not be personally liable with respect to any of the terms, covenants and conditions of this Lease, and Tenant shall look solely to the equity of Landlord in the Property in the event of any default or liability of Landlord under this Lease, such exculpation of liability to be absolute and without any exception whatsoever.

8.25          Release upon Transfer by Landlord. In the event of a transfer by Landlord of the Property or of Landlord's interest as Landlord under this Lease, Landlord's successor or assign shall take subject to and be bound by this Lease and in such event, Tenant covenants and agrees that, so long as such successor and assign has agreed to be bound by the Lease obligations arising from and after such transfer, Landlord and its Related Parties shalt be released from all obligations of Landlord under this Lease, except obligations which arose and matured prior to such transfer by Landlord; that Tenant shall thereafter look solely to Landlord's successor or assign for satisfaction of the obligations of Landlord under this Lease; and that, upon demand by Landlord or Landlord's successor or assign, Tenant shall attorn to such successor or assign.

8.26          Rules and' Regulations. Tenant shall observe and comply with rules and regulations attached hereto as Exhibit C, which may be amended from time to time by Landlord by providing at least thirty (30) days prior written notice thereof to Tenant.

8.27          Hazardous Substances.

(a)            Tenant shall, at its sole cost and expense, keep and maintain the Property in good condition, ordinary wear and tear and damage by fire or other casualty excepted and promptly respond to and clean up any release or threatened release of any Hazardous Substance by Tenant or Tenant's Agent into the drainage systems, soil, surface water, groundwater, or atmosphere, in a safe manner, in strict accordance with Applicable Law, and as authorized or approved by all federal, state, and/or local agencies having authority to regulate the permitting, handling, and cleanup of Hazardous Substances; provided, however, Tenant's obligations under this sentence shall not include any Hazardous Substances which existed on the Property on the Commencement Date of the Lease Term unless caused by any act or omission of Tenant or Tenant's Agents. Tenant and Tenant's Agents shall not use, store, generate, treat, transport, or dispose of any Hazardous Substance at the Property without first obtaining Landlord's written approval, which consent shall be in Landlord's reasonable discretion. Tenant shall notify Landlord and seek such approval in writing at least thirty (30) days prior to bringing any Hazardous Substance onto the Property. Landlord may withdraw approval of any such Hazardous Substance at any time, for reasonable cause related to a change in circumstances resulting in the imminent threat of site contamination, or damage or injury to persons, property or resources on or near the Property. Upon withdrawal of such approval, Tenant shall promptly remove the Hazardous Substances from the site. Landlord's failure to approve the use of a Hazardous Substance under this Section shall not limit or affect Tenant's obligations under this Lease, including Tenant's duty to remedy or remove releases or threatened releases; to comply with Applicable Law relating to the use, storage, generation, treatment, transportation, and/or disposal of any such Hazardous Substances; or to indemnify Landlord against any harm or damage caused thereby.

(b)            At Landlord's written request (not more often than two (2) times per calendar year, in addition to requests during an uncured Default by Tenant), Tenant shall provide Landlord with a written report listing the Hazardous Substances which were present on the Property; all releases of Hazardous Substances that occurred or were discovered on the Demised Premises; all compliance activities related to such Hazardous Substances, including all contacts with government agencies or material contacts with adjacent property owners of any kind concerning Hazardous Substances; and all manifests, business plans, consent agreements or other documents relating to Hazardous Substances executed or requested during that time period. The report shall include copies of all documents and correspondence related to such activities and written reports of all oral contacts relating thereto. Tenant shall permit Landlord and its Related Parties to enter into and upon the Demised Premises, with at least twenty four (24) hours prior verbal or written notice except in the case of emergency, at all reasonable times but no more frequently than two (2) times per calendar year (or at any time in the event of an emergency, or if Landlord reasonably suspects that Tenant is releasing Hazardous Substances in violation of applicable Laws) for the purpose of inspecting the Demised Premises in connection with activities involving Hazardous Substances. Such right of entry and inspection shall not constitute managerial or operational control by Landlord over any activities or operations conducted on the Property by Tenant.

(c)            Tenant hereby indemnifies, defends and holds harmless Landlord from and against any suits, actions, legal or administrative proceedings, demands, claims, liabilities, fines, penalties, losses, injuries,' damages, expenses or costs, including interest and attorneys' fees, incurred by, claimed or assessed against Landlord or its Related Parties (i) arising out of Tenant or Tenant's Agent's violation of any laws, rules, regulations including, without limitation, Applicable Laws, or (ii) any loss to Landlord or its Related Parties occasioned in any way by Hazardous Substances on the Property introduced by Tenant or Tenant's Agents; provided, however, Tenant's obligations under this sentence shall not include any Hazardous Substances which existed on the Property on the Commencement Date of the Lease Term unless caused by any act or omission of Tenant or Tenant's Agents. This indemnity specifically includes the direct obligation of Tenant to perform any remedial or other activities required or ordered by any agency or government official in accordance with law ("Remedial Work") if such remedial or other activity is required due to the acts or omissions of Tenant or Tenant's Agents. Tenant shall perform all Remedial Work in its own name in accordance with Applicable Laws. Without waiving its rights hereunder, Landlord may, at its option, perform the Remedial Work and thereafter seek reimbursement for the reasonable costs thereof. Tenant shall permit Landlord access to the Property to perform any Remedial Work. Whenever Landlord has incurred costs described in this Section, Tenant shall, within thirty (30) days of receipt of written notice thereof, reimburse Landlord for all such expenses.

(d)            Without limiting its obligations under any other Section of this Lease, Tenant shall be solely and completely responsible for responding to and complying with any administrative notice, order, request or demand, or any third party claim or demand relating to potential or actual contamination on the Property and resulting from the acts of Tenant and Tenant's Agents. The responsibility conferred under this Section includes but is not limited to responding to such orders on behalf of Landlord and defending against any assertion of Landlord's financial responsibility or individual duty to perform under such orders. Tenant assumes all liabilities or responsibilities which are assessed against Landlord in any action described under this Section. Tenant shall cooperate with Landlord in responding to all appropriate inquiries in the preparation and completion of any Phase 1 environmental report and any other environmental studies including, without limitation, completing any questionnaires, certifications or other documents, and providing any other information reasonably requested by Landlord. Any such Phase 1 environmental report and any other environmental studies obtained by Landlord shall be at Landlord's sole cost and expense except in the event of a related Default by Tenant in which case it shall be at Tenant's sole cost and expense. Tenant hereby waives, releases and discharges forever Landlord from all present and future claims, demands, suits, legal and administrative proceedings and from all liability for damages, losses, costs, liabilities, fees and expenses, present and future, arising out of or in any way connected with any condition of environmental contamination of the Property, or the existence of Hazardous Substances in any state on the Property, except to the extent caused by Landlord or its agents, employees or contractors.

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(e)            Landlord consents to Tenant's use of ordinary office and cleaning products in customary quantities within the Demised Premises, in accordance with Applicable Laws and the terms and conditions of this Lease. In addition, Landlord consents to Tenant's use of the Hazardous Substances described on Exhibit F attached hereto, in customary quantities reasonably required for Tenant's operations. The foregoing consent by Landlord does not limit or otherwise modify any of Tenant's obligations or Landlord's rights under this Section 8.27 or otherwise under this Lease or Applicable Laws including, without limitation, Tenant's responsibility for the proper handling, storage and disposal of any such Hazardous Substances in accordance with Applicable Laws.

(f)            "Hazardous Substance(s)" shall mean any hazardous substance, pollutant, contaminant, waste, by-product or constituent regulated under any of the Applicable Laws (as hereinafter defined); oil and petroleum products, natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel; pesticides regulated under any of the Applicable Laws; asbestos and asbestos containing materials, PCBs and other substances regulated under any of the Applicable Laws; raw materials, building components and the product of any manufacturing or other activities on the Property; source material, special nuclear material, by-product material and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act; chemicals subject to the OSHA Hazard Communications Standard, 29 C.F.R. § 19.10.1200 et seq.; radon; industrial process and pollution control wastes, whether or not defined as hazardous within the meaning of any Applicable Law, and any substance which at any time shall be listed as "hazardous" or "toxic" or regulated under any of the Applicable Laws.

(g)            "Applicable Law(s)" shall include, but shall not be limited to, all federal, state, and local statutes, ordinances, regulations and rules regulating the environmental quality, health, safety, contamination and cleanup including, without limitation, the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Water Quality Act of 1987, as amended; the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. § 136 et seq.; the Marine Protection, Research and Sanctuaries Act, as amended, 33 U.S.C. § 1401 et seq.; the National Environmental Policy Act, as amended, 42 U.S.C. § 4321 et seq.; the Noise Control Act, as amended, 42 U.S.C. § 4901 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. § 651 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 609 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. § 300(f) et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Atomic Energy Act, as amended. 42 U.S.C. § 2011 et seq.; the Nuclear Waste Policy Act of 1982, as amended, 42 U.S.C. § 10101 a seq.; and state superlien and environmental cleanup statutes, with implementing regulations and guidelines. Applicable Laws shall also include all federal, state, regional, county, municipal, agency, judicial and other local laws, statutes, ordinances, regulations, rules and rulings, whether currently in existence or hereinafter enacted or promulgated, that govern or relate to: (i) the existence, cleanup and/or remedy of contamination of property; (ii) the protection of the environment from spilled, deposited or otherwise emplaced contamination; (iii) the control of Hazardous Substances; or (iv) the use, generation, discharge, transportation, treatment, removal or recovery of Hazardous Substances.

IX.          DAMAGE OR DESTRUCTION.

9.1            Tenant's Notice of Damage. If any portion of the Demised Premises shall be damaged or destroyed by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord ("Tenant's Notice of Damage"). As used herein "other casualty" shall mean casualty insured under a customary property damage insurance policy without modifications or endorsements, and does not include an event or occurrence involving Hazardous Substances or other environmental matters or similar events or occurrences (which events or occurrences shall be governed by Section 8.27 above).

9.2            Substantial Damage. Upon receipt of Tenant's Notice of Damage, Landlord shall promptly proceed to determine the nature and extent of the damage or destruction and to estimate the time necessary to repair or restore the Demised Premises. Within forty-five (45) days after receipt of Tenant's Notice of Damage, Landlord shall give written notice to Tenant stating Landlord's estimate of the time necessary to repair or restore the Demised Premises ("Landlord's Notice of Repair Time"). If Landlord reasonably estimates that repair or restoration of the Demised Premises cannot be completed within two hundred seventy (270) days from the time of Tenant's Notice of Damage, Landlord and Tenant shall each have the option to terminate this Lease. If, however, the damage or destruction was caused by the act or omission of Tenant or Tenant's Agents, Landlord shall have the option to terminate this Lease if Landlord reasonably estimates that the repair or restoration cannot reasonably be completed within two hundred seventy (270) days from the time of Tenant's Notice of Damage, but Tenant shall not have the option to terminate this Lease. Any option granted hereunder shall be exercised by written notice to the other party given within ten (10) days after Landlord's Notice of Repair Time. If either Landlord or Tenant exercises its option to terminate this Lease, the Lease Term shall expire ten (10) days after written notice by either Landlord or Tenant exercising such party's option to terminate this Lease. Following termination of this Lease under the provisions hereof, Landlord shall refund to Tenant such amounts of Rent theretofore paid by Tenant as may be applicable to the period subsequent to the time of Tenant's Notice of Damage less the reasonable value of any use or occupation of the Demised Premises by Tenant subsequent to the time of Tenant's Notice of Damage.

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9.3            Intentionally Omitted.

9.4            Damage During Final Year. Notwithstanding anything to the contrary set forth herein, if the Demised Premises or the Building shall be damaged during the last year of the Lease Term to the extent of twenty percent (20%) or more of the then cost of replacement, to the extent Landlord is obligated to repair the Demised Premises or the Building pursuant to this Lease, either party may terminate this Lease, which termination shall be effective upon giving notice of termination to the other party in writing within thirty (30) days after the happening of the event causing the damage. If neither party timely gives such notice of termination, this Lease shall, except as may be otherwise herein provided, remain in full force and effect, and Landlord shall proceed to commence repair or rebuilding in accordance with this Lease.

9.5            Repair and Abatement. If repair and restoration of the Demised Premises can be completed within the period specified in Section 9.2, in Landlord's reasonable estimation, or if neither Landlord nor Tenant terminate this Lease as provided in Sections 9.2, then this Lease shall continue in full force and effect and Landlord shall proceed forthwith to cause the Demised Premises (including any improvements constructed by Landlord but excluding any alterations, improvements, Changes, fixtures and personal property constructed or owned by Tenant) to be repaired and restored with reasonable diligence and there shall be abatement of Rent proportionate to the extent of the space and period of time that Tenant is unable to use and enjoy the Demised Premises.

9.6            Insurance Proceeds. The proceeds of any Property Insurance maintained on the Demised Premises, other than property insurance maintained by Tenant on fixtures and personal property of Tenant, shall be paid to and become the property of Landlord, subject to any obligation of Landlord to cause the Demised Premises to be repaired and restored and further subject to any rights under any Mortgage encumbering the Property to such proceeds. Landlord's obligation to repair and restore the Demised Premises provided in this Section 9 is limited to the repair and restoration that can be accomplished with the proceeds of any Property Insurance maintained on the Demised Premises. The amount of any such insurance proceeds is subject to any right of any Mortgagee to apply such proceeds to its secured debt under its Mortgage. In the event that Landlord determines, in Landlord's reasonable discretion, that the proceeds of any Property Insurance are not sufficient to complete the repair and restoration of the Demised Premises or the Building (as the case may be), Landlord shall have the right to terminate this Lease by providing written notice thereof to Tenant, whereupon this Lease shall terminate ten (10) days thereafter.

X.            CONDEMNATION.

10.1          Taking. A "Taking" shall mean the taking of all or any portion of the Demised Premises or the Building as a result of the exercise of the power of eminent domain or condemnation for public or quasi-public use or the sale of all or part of the Demised Premises or the Building under the threat of condemnation. A "Substantial Taking" shall mean a Taking of thirty-three percent (33%) or more of the Floor Area of either the Demised Premises or the Building. An "Insubstantial Taking" shall mean a Taking which does not constitute a Substantial Taking.

10.2          Substantial Taking. If there is a Substantial Taking with respect to the Demised Premises or the Building, the Lease Term shall expire on the date of vesting of title pursuant to such Taking. In the event of termination of this Lease under the provisions hereof, Landlord shall refund to Tenant such amounts of Rent theretofore paid by Tenant as may be applicable to the period subsequent to the time of termination of this Lease.

10.3          Insubstantial Taking. In the event of an Insubstantial Taking with respect to the Demised Premises or the Building, this Lease shall continue in full force and effect, Landlord shall proceed forthwith to cause the Demised Premises (but excluding any alterations, improvements, Changes, fixtures and personal property constructed or owned by Tenant), less such Taking, to be restored as near as may be to the original condition thereof and there shall be abatement of Rent proportionate to the extent of the space so taken.

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10.4          Award. The total award, compensation, damages or consideration received or receivable as a result of a Taking ("Award"), except for any portion attributable to loss of Tenant's personal property, the loss of Tenant's business and profits, and Tenant's moving expenses shall be paid to and be the property of Landlord, including, without limitation, any part of the Award made as compensation for diminution of the value of this leasehold or the fee of the Demised Premises. Tenant hereby assigns to Landlord, all of Tenant's right, title and interest in and to any such Award. Tenant covenants and agrees to execute, immediately upon demand by Landlord, such documents as may be necessary to facilitate collection by Landlord of any such Award. Notwithstanding Landlord's right to the Award, Tenant shall be entitled to that portion of the Award, if any, for the loss of Tenant's personal property, the loss of Tenant's business and profits, and Tenant's moving expenses.

XI.           DEFAULTS BY TENANT.

11.1          Defaults. In the event that any of the following events shall occur, Tenant shall be deemed to be in default of Tenant's obligations under this Lease (each of the following shall be referred to as a "Default by Tenant").

11.2          Failure to Pay. A Default by Tenant shall exist if Tenant fails to pay Rent, Monthly Deposits, or any other amounts payable by Tenant within five (5) days after such rental or other amount is due under the terms of this Lease. Notwithstanding the foregoing, in the event of Tenant's first failure to make any such payment during any twelve (12) month period, a Default by Tenant shall exist if Tenant fails to make such payment within five (5) days after written notice from Landlord that such rental or other amount is due under the terms of this Lease.

11.3          Violation of Lease Terms. A Default by Tenant shall exist if Tenant breaches or fails to comply with any non-monetary agreement, term, covenant or condition in this Lease applicable to Tenant, and Tenant does not cure such breach or failure within thirty (30) days after written notice thereof by Landlord to Tenant, or, if such breach or failure to comply cannot be reasonably cured within such 30-day period, if Tenant shall not in good faith commence to cure such breach or failure to comply within such 30-day period or shall not diligently proceed therewith to completion within ninety (90) days following such notice. Landlord shall not be required to give written notice of a non-monetary default more than two (2) times in any twelve month period during the Lease Term, and thereafter Tenant's failure to perform any non-monetary agreement, term, covenant, or condition as and when required to be performed by Tenant under the terms of this Lease shall be a Default by Tenant without notice or demand.

11.4          Transfer of Interest Without Consent. A Default by Tenant shall exist if Tenant's interest under this Lease or in the Demised Premises shall be transferred to or pass to or devolve upon any other party without Landlord's prior written consent except in the event of a Permitted Transfer.

11.5          Execution and Attachment. A Default by Tenant shall exist if Tenant's interest under this Lease or in the Demised Premises shall be taken upon execution or by other process of law directed against Tenant, or shall be subject to any attachment at the instance of any creditor or claimant against Tenant and said attachment shall not be discharged or disposed of within sixty (60) days after the levy thereof.

11.6          Bankruptcy. A Default by Tenant shall exist if Tenant shall file a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any similar act of any state, or shall voluntarily take advantage of any such law or act by answer or otherwise, or shall be dissolved or shall make an assignment for the benefit of creditors or if involuntary proceedings under any such bankruptcy or insolvency law or for the dissolution of Tenant shall be instituted against Tenant or a receiver or trustee shall be appointed for the Demised Premises or for all or substantially all of the property of Tenant, and such proceedings shall not be dismissed or such receivership or trusteeship vacated within ninety (90) days after such institution or appointment.

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XII.          LANDLORD'S REMEDIES.

12.1          Remedies. Upon the occurrence of any Default by Tenant, Landlord shall have the right, at Landlord's election, then or any time thereafter, to exercise any one or more of the following remedies.

12.2          Cure. In the event of a Default by Tenant, Landlord may, at Landlord's option, but without obligation to do so, and without releasing Tenant from any obligations under this Lease, make any payment or take any action as Landlord may deem necessary or desirable to cure any such Default by Tenant in such manner and to such extent as Landlord may deem necessary or desirable. Landlord may do so without demand on, or written notice to, Tenant and without giving Tenant an opportunity to cure such Default by Tenant. Tenant covenants and agrees to pay to Landlord, within ten (10) days after demand, all advances, costs and expenses of Landlord in connection with the making of any such payment or the taking of any such action including, without limitation, (a) a charge in the amount of fifteen percent (15%) of such advances, costs and expenses payable to Landlord to compensate for the administrative overhead attributable to such action, (b) reasonable attorneys' fees, and (c) interest as hereinafter provided from the date of payment of any such advances, costs and expenses by Landlord. Action taken by Landlord may include commencing, appearing in, defending or otherwise participating in any action or proceeding and paying, purchasing, contesting or compromising any claim, right, encumbrance, charge or lien, with respect to the Demised Premises which Landlord, in its sole and absolute discretion, may deem necessary or desirable to protect its interest in the Demised Premises and under this Lease. In the event that the Lease Term has expired or Tenant is no longer occupying the Demised Premises, Landlord shall be entitled to take such actions as provided under this Section 12.2 without Landlord being required to provide the notice to Tenant under Section 11.3.

12.3          Termination and Damages. In the event of a Default by Tenant, Landlord may terminate this Lease, effective at such time as may be specified by written notice to Tenant, and demand (and, if such demand is refused, recover) possession of the Demised Premises from Tenant. Tenant shall remain liable to Landlord for damages in an amount equal to the Rent and other sums which would have been owing by Tenant hereunder for the balance of the Lease Term, had this Lease not been terminated, less the net proceeds, if any, of any reletting of the Demised Premises by Landlord subsequent to such termination, after deducting all Landlord's expenses in connection with such recovery of possession or reletting. Landlord shall be entitled to collect and receive such damages from Tenant on the days on which the Rent and other amounts would have been payable if this Lease had not been terminated. Alternatively, at the option of Landlord, Landlord shall be entitled to recover forthwith from Tenant, as damages for loss of the bargain and not as a penalty, an aggregate sum which, at the time of such termination of this Lease, represents the excess, if any, of (a) the aggregate of the Rent and all other sums payable by Tenant hereunder that would have accrued for the balance of the Lease Term, over (b) the aggregate rental value of the Demised Premises for the balance of the Lease Term, both discounted to present worth at the discount rate of the Federal Reserve Bank of San Francisco at the time of such award plus one percent (1%) per annum.

12.4          Repossession and Reletting. In the event of a Default by Tenant, Landlord may reenter and take possession of the Demised Premises or any part thereof, without demand or notice except as required by law, and repossess the same and expel Tenant and any party claiming by, under or through Tenant, and remove the effects of both using such force for such purposes as may be necessary, without being liable for prosecution on account thereof or being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of rent or right to bring any proceeding for breach of covenants or conditions. No such reentry or taking possession of the Demised Premises by Landlord shall be construed as an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant. No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right, following any reentry or reletting, to exercise its right to terminate this Lease by giving Tenant such written notice, in which event this Lease shall terminate as specified in said notice. After recovering possession of the Demised Premises, Landlord may, from time to time, but shall not be obligated to except as required by law, relet the Demised Premises, or any part thereof, for the account of Tenant, for such term or terms and on such conditions and upon such other terms as Landlord, in its sole and absolute discretion, may determine. Landlord may make such repairs, alterations or improvements as Landlord may consider commercially reasonable to accomplish such reletting, and Tenant shall reimburse Landlord upon demand for all reasonable costs and expenses, including attorneys' fees, which Landlord may incur in connection with such reletting. Landlord may collect and receive the rents for such reletting but Landlord shall in no way be responsible for or liable for any failure to relet the Demised Premises, or any part thereof, or for any failure to collect any rent due upon such reletting. Notwithstanding Landlord's recovery of possession of the Demised Premises, Tenant shall continue to pay on the dates herein specified, the Rent and other amounts which would be payable hereunder if such repossession had not occurred. Upon the expiration or earlier termination of this Lease, Landlord shall refund to Tenant any amount, without interest, by which the amounts paid by Tenant, when added to the net amount, if any, recovered by Landlord through any reletting of the Demised Premises, exceeds the amounts payable by Tenant under this Lease. If, in connection with any reletting, the new lease term extends beyond the existing Lease Term, or the premises covered thereby include other premises not part of the Demised Premises, a fair apportionment of the rent received from such reletting and the expenses incurred in connection therewith shall be made in determining the net amount recovered from such reletting. Nothing herein shall limit Landlord's obligation to mitigate damages in accordance with Colorado law.

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12.5          Intentionally Deleted.

12.6          Suits by Landlord. Actions or suits for the recovery of amounts and damages payable under this Lease may be brought by Landlord from time to time, at Landlord's election, and Landlord shall not be required to await the date upon which the Lease Term would have expired to bring any such action or suit.

12.7          Landlord Enforcement Costs. During the continuance of a Default, all costs and expenses incurred by Landlord in connection with collecting any amounts and damages owing by Tenant pursuant to the provisions of this Lease or to enforce any provision of this Lease, including reasonable attorneys' fees, whether or not any action is commenced by Landlord, shall be paid by Tenant to Landlord upon demand.

12.8          Administrative Late Charge. Notwithstanding any other remedies for nonpayment of rent, if the monthly payment of Rent is not received by Landlord on or before the fifth (5th) day of the month for which such rental is due, or if any other payment due Landlord by Tenant is not received by Landlord on or before the fifth (5th) day of the month next following the month in which Tenant was invoiced, an administrative late charge of three percent (3%) of such past due amount shall become due and payable, in addition to such amounts owed under this Lease, to help defray the additional cost to Landlord for processing such late payments.

12.9          Interest on Past-Due Payments and Advances. Tenant covenants and agrees to pay Landlord interest on demand at the rate of twelve percent (12%) per annum, compounded on a monthly basis, on the amount expenses, including reasonable attorneys' fees, paid by Landlord in connection with the taking of any action to cure any Default by Tenant, from the date of making any such payment or the advancement of such costs and expenses by Landlord.

12.10        Additional Damages. In the event of a Default by Tenant, Landlord shall be entitled to recover as damages, in addition to all other damages and remedies provided hereunder, an amount equal to the total of (i) the cost of recovering possession of the Demised Premises as provided in Section 12.4 above, and (ii) the unpaid Rent and any other amounts current at the time of such Default by Tenant and (iii) consequential damages and loss of profits in connection with any holdover by Tenant. Moreover, in the event of a Default by Tenant, Tenant shall be liable to Landlord for the amount of the Tenant Improvement Allowance after amortizing such amount over the Term on a straight-line basis in addition to all other remedies and damages available to Landlord.

12.11        Bankruptcy Remedies. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding, an amount equal to the maximum allowable by any statute or rule of law governing such proceeding in effect at the time when such damages are to be proved, whether or not such amount be greater, equal or less than the amounts recoverable, either as damages or rent, under this Lease.

12.12        Remedies Cumulative. Exercise of any of the remedies of Landlord under this Lease shall not prevent the concurrent or subsequent exercise of any other remedy provided for in this Lease or otherwise available to Landlord at law or in equity.

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XIII.        DEFAULTS BY LANDLORD.

13.1          Tenant's Remedies. Tenant may bring a separate action against Landlord for any claim Tenant may have against Landlord under this Lease, provided Tenant shall first give written notice thereof to Landlord and shall afford Landlord a reasonable opportunity to cure any such default but in no event less than thirty (30) days following such notice or such longer period not to exceed ninety (90) days reasonably required to cure such default as long as Landlord diligently proceeds therewith. In addition, Tenant shall send written notice of such default by certified or registered mail, postage prepaid, to any Mortgagee of whose address Tenant has been notified in writing, and shall afford such Mortgagee a reasonable opportunity to cure any default on Landlord's behalf but in no event less than thirty (30) days following such notice or such longer period not to exceed ninety (90) days reasonably required to cure such default as long as Mortgagee diligently proceeds therewith. In no event shall Landlord be responsible for any consequential damages incurred by Tenant including, but not limited to, loss of profits or interruption of business as a result of any default by Landlord hereunder. Nothing herein contained shall be construed or interpreted as requiring any Mortgagee receiving any such notice of default to remedy any default by Landlord. Notwithstanding the foregoing, in the event Landlord fails to make a repair or replacement to the Demised Premises that is required to be made by Landlord under this Lease that continues beyond the cure periods provided pursuant to this Section 13.1, and such failure materially and adversely impacts Tenant's business operations in the Demised Premises, then Tenant may perform such repair or replacement and if Landlord does not reimburse Tenant for all reasonably costs relating thereto within thirty (30) days of receiving an invoice (and reasonable supporting documentation therefor) from Tenant, all reasonable costs relating thereto may be offset against up to twenty-five percent (25%) of Base Rent each month until Tenant has been paid or recovered such costs through offset in full except in the event there are not enough months remaining in the Lease Term to offset such amount fully, in which event Tenant may offset only such amount of Base Rent as is necessary over twenty-five percent such that the entire amount will be offset prior to the end of the Lease Term.

XIV.        SURRENDER AND HOLDING OVER.

14.1          Surrender. Upon the expiration or earlier termination of this Lease, or on the date specified in any demand for possession by Landlord after any Default by Tenant, Tenant shall immediately quit and surrender possession of the Demised Premises to Landlord broom clean, in good order and condition, ordinary wear and tear excepted, and in the condition required under this Lease, with all lighting, doors (including, without limitation, all loading dock doors, dock levelers, and related dock systems and areas) electrical and mechanical systems in good working order and condition, ordinary wear and tear excepted, all walls in clean condition and holes or punctures in the walls repaired, and otherwise in the same condition as when Tenant first occupied the Demised Premises. Prior to the expiration or earlier termination of this Lease, Tenant shall remove all of Tenant's Equipment and Changes (subject to Section 8.12) but Tenant shall have no obligation to remove any of the Tenant Improvements (except as provided below). Notwithstanding the foregoing, in connection with Landlord's and Tenant's approval of the Preliminary Plans and/or Working Drawings as provided in the Work Letter attached hereto, Landlord and Tenant shall mutually agree in writing on which Tenant Improvements Tenant shall be required to remove at or prior to the expiration of the Lease Term, which shall not include standard office improvements. If, within the last ninety (90) days of the Lease Term, Tenant has vacated the Demised Premises, Landlord shall have the right to decorate, remodel, repair, or otherwise prepare the Demised Premises for reletting and re-occupancy. By taking possession of the Demised Premises pursuant to the previous sentence, Landlord will be deemed to have released Tenant from all liability and obligations arising under this Section 14.1.

14.2          Holding Over. If Tenant shall hold over after the expiration of the Lease Term, without the written agreement of Landlord providing otherwise, Tenant shall be deemed to be a trespasser upon the Demised Premises, without permission from Landlord. If Landlord consents in writing to such holdover, then Tenant shalt be deemed to be a tenant from month to month. In either such event, such holdover by Tenant shall be at a rental, payable in advance, equal to one hundred fifty percent (150%) of the Rent payable Under this Lease immediately prior to such holdover, and Tenant shall be bound by all of the other terms, covenants and agreements of this Lease. Nothing contained herein shall be construed to give Tenant the right to hold over at any time, and Landlord may Landlord as herein provided (including, without limitation, any amounts incurred by Landlord or payable to third parties that are delayed in accessing, working on or occupying the Demised Premises so long as Landlord has provided Tenant prior written notice of the possibility thereof with regard to any such third party).

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XV. MISCELLANEOUS.

15.1          No Implied Waiver. No failure by Landlord to insist upon the strict performance of any term, covenant or agreement contained in this Lease, no failure by Landlord to exercise any right or remedy under this Lease, and no acceptance of full or partial payment during the continuance of any Default by Tenant, shall constitute a waiver of any such term, covenant or agreement, or a waiver of any such right or remedy, or a waiver of any such Default by Tenant.

15.2          Survival. The covenants, agreements, obligations and indemnifications of the parties hereto shall continue in force and effect and survive the expiration or earlier termination of this Lease.

15.3          Covenants Independent. This Lease shall be construed as if the covenants herein between Landlord and Tenant are independent, and not dependent, and Tenant shall not be entitled to any offset against Landlord if Landlord fails to perform its obligations under this Lease.

15.4          Covenants as Conditions. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

15.5          Binding Effect. This Lease shall extend to and be binding upon the heirs, executors, legal representatives, successors and assigns of the respective parties hereto. The terms, covenants, agreements and conditions in this Lease shall be construed as covenants running with the Land. If there is more than one party constituting Tenant or liable for the obligations of Tenant under this Lease, such parties shall be jointly and severally liable for the obligations of Tenant under this Lease.

15.6          No Recording. Neither this Lease nor any memorandum or other memorialization of this Lease shall be recorded in the records of any County Clerk and Recorder of the State of Colorado or any other public records without Landlord's prior consent.

15.7          Notices. All billings under this Lease shall be provided by Landlord to Tenant at the address for billings set forth in the Summary by regular mail or personal delivery. All other notices and demands under this Lease shall be in writing, signed by the party giving the same and shall be deemed properly given and received when personally delivered or three (3) business days after mailing through the United States mail, postage prepaid, certified or registered, return receipt requested, addressed to the party to receive the notice at the address set forth for such party in the Summary or at such other address as either party may notify the other of in writing.

15.8          Time of the Essence. Time is of the essence under this Lease, and all provisions herein relating thereto shall be strictly construed. As used in this Lease, the term "day" shall mean and refer to calendar days unless expressly referred to as a business day, and a "business day" shall mean any day other than a Saturday, Sunday, Federal holiday, date on which national banking associations are not open for business, or any state holiday in the State of Colorado.

15.9          Captions. The headings and captions hereof are for convenience only and shall not be considered in interpreting the provisions hereof.

15.10        Severability. If any provision of this Lease shall be held invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and there shall be deemed substituted for the affected provision a valid and enforceable provision as similar as possible to the affected provision.

15.11        Governing Law. This Lease shall be interpreted and enforced according to the laws of the State of Colorado.

15.12        Entire Agreement. This Lease, the Summary, Attachments, Exhibits and Addenda referred to herein, constitute the final and complete expression of the parties' agreements with respect to the Demised Premises and Tenant's occupancy thereof. Each party agrees that it has not relied upon or regarded as binding any prior agreements, negotiations, representations, or understandings, whether oral or written, except as expressly set forth herein.

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15.13        No Oral Modifications. No amendment or modification of this Lease, and no approvals, consents or waivers by Landlord under this Lease, shall be valid or binding unless in writing and executed by the party to be bound.

15.14        Format. Tenant acknowledges that it has had the opportunity to thoroughly review and negotiate this Lease and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease.

15.15        Real Estate Brokers. Tenant covenants to pay, hold harmless and indemnify Landlord from and against any and all cost, expense or liability for any compensation, commissions, charges, claims or liens by any broker or other agent with respect to this Lease or the negotiation thereof claiming by or under Tenant, whether or not meritorious, other than the broker(s) listed as the Broker(s) on the Summary. Tenant acknowledges Landlord is not liable for any representations by Tenant's Broker (as set forth in Section 13 of the Summary) or by Landlord's Broker except as required in the Brokerage Disclosure attached hereto, regarding the Demised Premises, the broker or other agent with respect to this Lease or the negotiation thereof claiming by or under Landlord, whether or not meritorious, including claims by the broker(s) listed as the Broker(s) on the Summary for payment of a commission pursuant to the terms of separate written agreements. Landlord shall pay the Brokers a commission pursuant to the terms of separate written agreements.

15.16        Patriot Act Compliance.

(a)            No action, proceeding, investigation, charge, claim, report or notice has been filed, commenced, or threatened against Tenant or any of its Affiliates (as herein defined) alleging any violation of any laws relating to terrorism or money laundering including, without limitation, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) ("Executive Order") and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) ("Patriot Act"). To Tenant's knowledge, neither Tenant nor any of its Affiliates is in violation of taking any action which could reasonably be expected to result in any action, proceeding, investigation, charge, claim, report or notice being filed, commenced, or threatened against Tenant or any of its Affiliates alleging any violation of, or failure to comply with, the Executive Order or the Patriot Act. For the purposes of this Section 15.16, the term "Affiliates" shall mean all affiliated and related entities of Tenant, as well as all officers, directors, managers, shareholders, partners, members or other parties having an interest in Tenant or its affiliated or related entities (except that if the company is publicly traded on a nationally recognized stock exchange, then shareholders, partners and lenders with less than a twenty-five percent (25%) ownership interest shall be excluded).

(b)            Neither Tenant nor, to its knowledge, its Affiliates is a "Prohibited Person" which is defined as follows: (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of the Executive Order and relating to blocking property and prohibiting transactions with persons who commit, threaten to commit, or support terrorism; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order and the Patriot Act; (iv) a person or entity who commits, threatens, or conspires to commit or supports "terrorism" as defined in the Executive Order; (v) a person or entity that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tl 1 sdn.pdf, or at any replacement website or other replacement official publication of such list; and (vi) a person or entity who is affiliated with a person or entity listed above.

(c)            Neither Tenant nor any of its Affiliates is or will, knowingly (i) conduct any business or engage in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods, or services to or for the benefit of any Prohibited Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any terrorism or money laundering law, including the Executive Order and the Patriot Act; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any terrorism or money laundering law, including the Executive Order and the Patriot Act.

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(d)            In connection with any changes of direct or indirect ownership of Tenant or any of its Affiliates requiring notice to Landlord or requiring Landlord's consent under Section 8.16, Tenant shall give written notice to Landlord (i) advising Landlord, in reasonable detail, as to the proposed ownership change, and (ii) reaffirming that the representations and warranties set forth in this Section will remain true and correct. Tenant agrees to promptly deliver to Landlord (but in any event within ten (10) days following Landlord's written request) any certification or other evidence requested from time to time by Landlord in its reasonable discretion, confirming Tenant's and any of its Affiliates' compliance with the foregoing terms and conditions.

15.17        Relationship. Nothing contained herein shall be deemed or construed as creating the relationship of principal and agent or of partnership, or of joint venture by the parties hereto, it being understood and agreed that no provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship other than the relationship of landlord and tenant.

15.18        Waiver of Jury Trial. LANDLORD AND TENANT HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS LEASE, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS LEASE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

15.19        Confidentiality. The terms and conditions of this Lease constitute proprietary information of Landlord that Tenant covenants and agrees to keep strictly confidential. Tenant acknowledges that the disclosure of such information would adversely affect Landlord's ability to negotiate other leases and impair Landlord's relationship with other tenants. Tenant covenants and agrees that neither Tenant nor its employees or agents will directly or indirectly disclose the Rent, financial terms or other terms and conditions of this Lease to any other tenant or prospective tenant of Landlord or any landlord related to Landlord, or to any other person or entity, other than Tenant's employees and agents who have a legitimate need to know such information (and who Tenant will also require to keep the same in confidence).

15.20        Authority of Tenant. Each individual executing this Lease on behalf of Tenant represents and warrants that he or she is duly authorized to deliver this Lease on behalf of Tenant and that this Lease is binding upon Tenant in accordance with its terms.

15.21        Full Execution. The delivery or negotiation of this Lease by Landlord shall not be deemed an offer by Landlord to enter into any lease transaction or to enter into any relationship, whether on the terms contained in this Lease or on any other terms. This Lease shall not be binding upon Landlord or its agents, nor shall Landlord or its agents have any obligations or liabilities (including, without limitation, any attorneys' and architects' fees or any other costs expended by either party- prior to the full execution of this Lease), nor Tenant any rights with respect thereto or the Demised Premises unless and until Landlord has actually executed and delivered this Lease. Until such execution and delivery of this Lease, Landlord may terminate all negotiation and discussion of the subject matter hereof; without any cause and for any reason, without recourse or liability.

15.22        Counterparts/Electronic/Signatures. This Lease may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute the binding and enforceable agreement of the parties hereto. This Lease may be executed and delivered by a party by facsimile or email transmission, which transmission copy shall be considered an original and shall be binding and enforceable against such party. Landlord and Tenant acknowledge and agree that electronic signatures used for the execution of this Lease and/or amendments hereto (if any) shall be valid, binding and enforceable against such party.

Signature Page Follows

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IN WITNESS WHEREOF the parties hereto have caused this Lease to be executed the day and year first above written.

TENANT:

CHARLOTTE'S WEB, INC.,
a Delaware Corporation

By:	/s/ Stephen Lermer
Name:	Stephen Lermer
Title:	Chief Operating Officer

LANDLORD:

EJ 700 TECH COURT LLC.,
a Delaware limited liability Company

By:	/s/ David C. Johnson
Name:	David C. Johnson
Title:	Manager

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ADDENDUM TO LEASE OF SPACE

THIS ADDENDUM TO LEASE OF SPACE ("Addendum") shall be a part of that certain Lease of Space, dated May 7th, 2019 (the "Lease") between EJ 700 TECH COURT LLC, a Delaware limited liability company ("Landlord") and CHARLOTTE'S WEB, INC., a Delaware corporation ("Tenant"), pertaining to the Demised Premises located at 700 Tech Court, Louisville, Colorado 80027.

The following provisions shall be a part of the Lease and to the extent of any conflict between the terms of this Addendum and the terms of the Lease, the terms of this Addendum shall control. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree that the Lease shall have the following additional terms:

1.             Early Occupancy. Tenant shall be entitled to early occupancy of the Demised Premises commencing upon the Effective Date, subject to compliance with applicable laws and any delays beyond Landlord's control. During such period of early occupancy, Tenant's possession of the Demised Premises shall be subject to all terms and conditions of the Lease except that Tenant shall not be obligated to pay any Base Rent, Taxes, Landlord's Insurance or Common Facilities Charges until the Commencement Date of the Lease Term (provided that Tenant shall pay for all utility services and costs for the Demised Premises during such period of early occupancy). Tenant acknowledges that such early occupancy is being provided to Tenant only as a courtesy and, notwithstanding any delay in such early occupancy for any reason whatsoever, the Commencement Date of the Lease Term and Tenant's obligation to pay rentals under the Lease shall not be delayed or affected and Landlord shall not be liable in any manner whatsoever to Tenant for such delay.

2.             Tenant Improvements. Tenant shall, at Tenant's sole cost and expense, construct the Tenant Improvements in accordance with and as defined in the Work Letter attached hereto. Landlord shall pay the costs of the Tenant Improvements up to the Tenant Improvement Allowance in accordance with and as defined in the Work Letter, and Tenant shall pay all costs of the Tenant Improvements in excess thereof in accordance with the Work Letter.

3.             Rent Abatement.

(a)            During the First Rental Abatement Period, Tenant shall not be required to pay to Landlord any Base Rent for the Demised Premises as set forth in the Base Rent schedule provided in the Summary ("First Rental Abatement"). All other terms and conditions of the Lease shall remain in full force and effect during the period of the First Rental Abatement. If there is a Default by Tenant under the Lease and such Default by Tenant is not cured within applicable notice and grace periods, Tenant shall be liable to Landlord for the unamortized portion of the Base Rent for the First Rental Abatement (calculated at a rental rate of $10.50 per square foot of Floor Area of the Demised Premises per year) after amortizing such amount over the Initial Lease Term on a straight line basis, in addition to all other remedies and damages available to Landlord. Tenant shall continue to pay its Pro Rata Share of Taxes, Landlord's Insurance and Common Facilities Charges during the period of the First Rental Abatement.

(b)            During the Second Rental Abatement Period, Tenant shall be required to pay to Landlord Base Rent for only a portion of the Demised Premises consisting of 103,950 square feet of Floor Area as set forth in the Base Rent schedule provided in the Summary and Tenant shall be required to pay to Landlord Tenant's Pro Rata Share of Taxes, Landlord's Insurance, and Common Facilities Charges for only a portion of the Demised Premises consisting of 103,950 square feet of Floor Area (e.g., Tenant's Pro Rata Share shall be based upon 103,950 square feet of Floor Area) ("Second Rental Abatement"). All other terms and conditions of the Lease shall remain in full force and effect during the period of the Second Rental Abatement. If there is a Default by Tenant under the Lease and such Default by Tenant is not cured within applicable notice and grace periods, Tenant shall be liable to Landlord for the unamortized amount of the Base Rent and Additional Rent for the Second Rental Abatement (calculated at a rental rate of $10.50 per square foot of the Floor Area of the Demised Premises per year for the Base Rent and using the actual charges for the Additional Rent) after amortizing such amount over the Initial Lease Term on a straight line basis, in addition to all other remedies and damages available to Landlord.

4.             Option to Extend. Landlord grants to Tenant the right to extend the Lease Term ("Extension Option") for one (1) successive period of five (5) years ("Extension Term"), upon the following terms and conditions:

ADDENDUM-1

(a)            Tenant must exercise each Extension Option, if at all, by providing Landlord with written notice thereof at least twelve (12) months but not more than eighteen (18) months prior to the expiration date of the then-current Lease Term ("Extension Notice"). If Tenant does not provide Landlord with the Extension Notice as and when herein specified, the Extension Option shall terminate and be of no further force or effect. If Tenant exercises an Extension Option, the Lease Term shall be extended for an additional period of five (5) years upon the same terms and conditions as set forth in the Lease, except the Base Rent and this Extension Option. The Base Rent for such Extension Term shall be at the then-current "Market Rate" as defined below. The Base Rent for the Extension Term shall be in addition to the Taxes, Landlord's Insurance and the Common Facilities Charges. An Extension Option may be exercised only once and once exercised, such Extension Option shall not be effective during any subsequent Extension Term.

(b)            The Extension Option shall apply to the entire Demised Premises, as amended or expanded as of the commencement date of each Extension Term, and may not be exercised as to only a portion of the Demised Premises. Upon exercise of an Extension Option, Landlord and Tenant shall enter into an amendment to the Lease memorializing the terms and conditions of the Lease during such Extension Term. If there is a Default by Tenant on the date it exercises an Extension Option or on the date upon which such Extension Term is to commence, then Landlord at its option may elect to treat the exercise of such Extension Option as ineffective in which case the Lease shall terminate upon expiration of the then-current Lease Term.

(c)            The Extension Option is personal to Tenant and in the event of any Transfer by Tenant (other than a Permitted Transfer), whether or not with the consent of Landlord, any Extension Options which have not been exercised as of the date of such Transfer shall automatically terminate.

(d)            The "Market Rate" means the rate at which Landlord under no compulsion to lease the Demised Premises and a tenant under no compulsion to renew a lease for the Demised Premises would determine as the rental (including initial monthly rental and rental increases) for the Extension Option, as of the commencement date of such Extension Term, taking into consideration the uses permitted under the Lease, the quality, size, design and location of the Demised Premises, and the rental for the renewal of leases for comparable space located in the vicinity of the Property. The Market Rate shall include any tenant improvements, tenant improvement allowances, rental abatements, or other concessions or allowances that are then being offered by Landlord or other property owners at the time the Option to Extend is exercised.

(e)            If Tenant provides the Extension Notice, Landlord will notify Tenant of the Market Rate for the Extension Term ("Landlord's Rate") within twenty (20) days after receiving the Extension Notice. If Tenant does not agree that Landlord's Rate is the Market Rate, Tenant shall provide written notice thereof to Landlord within thirty (30) days after Landlord's notice, indicating the rental rate that Tenant asserts as the Market Rate for the Extension Term ("Tenant's Rate"). If Tenant fails to provide written notice within such thirty (30) day period, Tenant shall be deemed to have accepted Landlord's Rate as the Market Rate. If Tenant timely provides such notice, then each party shall, within ten (10) business days after Landlord receives Tenant's written notice of such dispute, designate by written notice to the other party one (1) independent licensed Colorado real estate broker with appropriate industrial property leasing experience and of good reputation, having at least five (5) years of such experience in the metropolitan Denver real estate market ("Broker(s)"). The two Brokers so designated shall together determine whether Landlord's Rate or Tenant's Rate is closest to the Market Rate for the space in question. Landlord and Tenant shall each require the Brokers to make such determination and report it in writing to Landlord and Tenant within twenty (20) days after such selection, and each party shall use its best efforts to secure such determination within such time period. If the two selected Brokers agree as to which rate is closest to the Market Rate, the rate agreed to be the closest (either Landlord's Rate or Tenant's Rate) shall be deemed the effective Market Rate. If the two selected Brokers fail to agree pursuant to this procedure, they shall together immediately select a third Broker who shall then (within ten (10) business days of the third Broker's selection) determine which rate is closest to the Market Rate as determined by the third Broker. The third Broker shall notify Landlord and Tenant of the Broker's determination and the rental rate selected shall be the Market Rate. Each party will pay the fee of the Broker selected by it and one-half (½) of the fee of the third Broker.

ADDENDUM-2

5.             Signage. Tenant shall be entitled to install and display a monument and Building exterior signage (each referred to as a "Sign") in accordance with the signage criteria provided on Exhibit D attached hereto. At least fifteen (15) days prior to the installation of any Sign, Tenant shall provide written notice to Landlord, including the plans, specifications, design and specific location of such Sign, which shall be subject to Landlord's approval, such approval not to be unreasonably withheld, conditioned or delayed, and compliance with all applicable laws. Tenant shall pay all costs of installing such Sign, subject to reimbursement from the Tenant Improvement Allowance, and all costs of maintenance and utilities for such Sign. Tenant shall remove such Sign within five (5) business days of the termination of the Lease Term and repair any damage caused thereby in accordance with the terms and conditions of the Lease.

6.             Security System. Tenant, at its sole cost and expense, shall have the right to install and maintain a security system and related equipment in the Demised Premises during the Lease Term, subject to the following terms and conditions. Prior to installation of such security system and related equipment, Tenant shall comply with all requirements for Changes, or the Tenant Improvements, if being installed pursuant thereto, under the Lease including, without limitation, Landlord's approval, such approval not to be unreasonably withheld, conditioned or delayed of the plans and specifications therefor and compliance with all applicable laws. Tenant shall remove such security system and related equipment prior to the termination of the Lease Term and repair any damage caused thereby in accordance with the terms and conditions of the Lease

7.             Alcohol/Ethanol and Carbon Dioxide Tanks. Landlord grants a license to Tenant to install at Tenant's sole cost and expense and operate during the Lease Term (i) an above-ground alcohol or ethanol tank (not to exceed ten thousand (10,000) gallons) and (ii) an above-ground carbon dioxide tank (not to exceed ten thousand (10,000) gallons) (together, the "Tanks" and each, a "Tank"), each in a location on the Property east of the Building to be designated by Landlord and reasonably acceptable to Tenant (the "Installation Area"). The installation, use and operation of such Tanks shall be subject to the following terms and conditions:

(a)            Tenant shall not install or operate any Tank until it receives prior written approval from Landlord and on the condition that Tenant submits plans and specifications for the installation of such Tank for Landlord's approval, such approval not to be unreasonably withheld, conditioned or delayed, and architectural control committee approval, which Landlord shall reasonably cooperate with Tenant in obtaining. Prior to commencing installation, Tenant shall provide Landlord with (i) copies of all required governmental and quasi-governmental permits, licenses and authorizations which Tenant will obtain at its own expense and which Tenant will maintain at all times during the operation of the Tank; and (ii) a certificate of insurance evidencing insurance coverage as required by this Lease and any other insurance reasonably required by Landlord for the installation and operation of the Tank. The installation of the Tank shall be made subject to and in accordance with all of the provisions of the Lease.

(b)            Tenant shall repair in a good and workmanlike manner any damage to the Property caused by the installation, maintenance, modification, filling, operation, repair and removal of any Tank. Tenant shall, at Tenant's cost and expense, maintain the Tank and all improvements within the Installation Area. Tenant's operation of the Tank shall not cause interference with the use and enjoyment of other tenants or occupants of other buildings located in the vicinity of the Building. Tenant's installation, maintenance, filling, operation, modification, repair and removal of the Tank shall not violate any applicable laws, ordinances, rules, orders or regulations, of any governmental authority. Not less than five (5) business days prior to commencing the installation, maintenance, filling, modification, repair or removal of any Tank, Tenant shall provide Landlord with written notice of the time Tenant intends to access such Tank and Landlord shall be afforded the opportunity to supervise such installation, maintenance, filling, modification, repair or removal.

(c)            Tenant shall pay to Landlord the amount, if any, by which Landlord's Insurance or Taxes increase as a result of the installation of either Tank and Tenant shall pay such increase each year as Additional Rent upon receipt of a bill from Landlord. Tenant shall have no right to an abatement or reduction in the Base Rent or the Additional Rent if, for any reason, Tenant is unable to or chooses not to use the Tank' after installation.

(d)            Tenant covenants and agrees that the installation, maintenance, filling, modification, operation, repair and removal of each Tank will be at its sole risk. Tenant agrees to protect, indemnify, defend and save Landlord and its Related Parties harmless from and against all claims, actions, damages, liability, obligations, penalties, causes of action, costs and expenses, including reasonable attorneys' fees and disbursements, imposed upon, incurred by or asserted against Landlord by reason of any accident, injury to or death of any person or loss of or damage to any property or business, or any other loss or injury, or as a result of any litigation arising out of the installation, maintenance, filling, modification, operation, repair or removal of any Tank by or on behalf of Tenant.

ADDENDUM-3

(e)            Landlord, in its reasonable discretion, may require Tenant, at any time prior to the expiration date of the Lease Term, to terminate the operation of either Tank if it is causing physical damage to the Property or materially interfering with any other tenants or occupants of any building located in the vicinity of the Building. Notwithstanding the foregoing, if Tenant can correct the damage or disturbance caused by such Tank to Landlord's reasonable satisfaction, Tenant may restore its operation. If damage or disturbance caused by the applicable Tank is not corrected and the Tank restored to operation within thirty (30) days, Landlord, in its sole and absolute discretion, may require that Tenant remove the Tank at its own cost and expense.

(f)            At the expiration or earlier termination of the Lease, or upon termination of the operation of the Tank, or revocation of any license issued, Tenant shall remove the Tank from the Property at its sole cost and expense. Tenant shall leave the Installation Area in good order and repair. If Tenant does not remove the Tank when so required, Tenant hereby authorizes Landlord to remove and dispose of the Tank and to charge Tenant for all costs and expenses incurred.

8.             Satellite Dish. Landlord grants a license to Tenant to install and operate during the Lease Term a satellite antenna receiving dish or terrestrial microwave antenna ("Satellite Antenna") at Tenant's sole cost and expense, on the roof of the Building at a location to be designated by Landlord, and reasonably acceptable to Tenant ("Installation Area"). The installation, use and operation of such Satellite Antenna shall be subject to the following terms and conditions:

(a)            Tenant shall not install or operate the Satellite Antenna until it receives prior written approval from Landlord, which shall not be unreasonably withheld, conditioned or delayed and on the condition that Tenant submits plans and specifications for the installation of the Satellite Antenna for approval by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to commencing installation, Tenant shall provide Landlord with (i) copies of all required governmental and quasi-governmental permits, licenses and authorizations which Tenant will obtain at its own expense and which Tenant will maintain at all times during the operation of the Satellite Antenna, and (ii) a certificate of insurance evidencing insurance coverage as required by this Lease and any other insurance reasonably required by Landlord for the installation and operation of the Satellite Antenna. The installation of the Satellite Antenna shall be made subject to and in accordance with all of the provisions of the Lease. The contractors performing the installation of the Satellite Antenna and/or performing any work on or to the roof of the Building shall be approved or designated by Landlord prior to the commencement of any work, which approval shall not be unreasonably withheld, conditioned, or delayed. Tenant shall cause walking stones and any other improvements required by Landlord, in its reasonable discretion, to protect the roof and the Building to be installed prior to the installation of the Satellite Antenna. Such walking stones and other improvements shall be reflected in the plans and specifications that are subject to Landlord's prior approval. Tenant shall require Tenant's representatives, employees, contractors and all other persons entering the roof on behalf of Tenant to access the Installation Area only by way of the walking stones or such other protective roofing devices and shall prohibit such individuals from walking on any other portions of the roof

(b)            Tenant shall repair in a good and workmanlike manner any damage to the roof or other parts of the Building caused by the installation, maintenance, modification, operation, repair and removal of the Satellite Antenna. Tenant, at its sole cost and expense, shall maintain the Satellite Antenna and all improvements within the Installation Area in a good and workmanlike manner. Tenant's maintenance and operation of the Satellite Antenna on the roof shall not cause interference with any telecommunications, mechanical or other systems either located at or servicing the Building or the Project (whether belonging to or utilized by Landlord or any other tenant or occupant) or located at or servicing any building, premises or location in the vicinity of the Building, limited however to that permissible under applicable F.C.C. regulations to the extent that such regulations apply. Tenant's installation, existence, maintenance, operation, modification, repair and removal of the Satellite Antenna shall not violate any applicable laws, ordinances, rules, orders or regulations of any governmental authority. Not less than five (5) business days prior to commencing the installation, maintenance, modification, repair or removal of the Satellite Antenna, Tenant shall provide Landlord with written notice of the time Tenant intends to access the Satellite Antenna and Landlord shall be afforded the opportunity to supervise such installation, maintenance, modification, repair or removal.

ADDENDUM-4

(c)            Tenant shall pay to Landlord, as Additional Rent, the amount, if any, by which Landlord's insurance premiums or Taxes increase as a result of the installation of the Satellite Antenna. Tenant shall have no right to an abatement or reduction in the Base Rent or the Additional Rent if, for any reason, Tenant is unable to or chooses not to use the Satellite Antenna after installation. Tenant covenants and agrees that the installation, maintenance, modification, operation, repair and removal of the Satellite Antenna will be at its sole risk. Tenant agrees to protect, indemnify, defend and save Landlord harmless from and against all claims, actions, damages, liability, obligations, penalties, causes of action, costs and expenses, including reasonable attorneys' fees and disbursements, imposed upon, incurred by or asserted against Landlord by reason of any accident, injury to or death of any person or loss of or damage to any property or business, or any other loss or injury, or as a result of any litigation arising out of the installation, maintenance, modification, operation, repair or removal of the Satellite Antenna, except as a result of Landlord's or its agents' gross negligence or willful misconduct.

(d)            Landlord, in its sole and absolute discretion, may require Tenant, at any time prior to the expiration date of the Lease Term, to terminate the operation of the Satellite Antenna if it is causing physical damage to the Building, interfering with any service provided to other tenants in the Project or interfering with another tenant's business. Notwithstanding the foregoing, if Tenant can correct the damage or disturbance caused by the Satellite Antenna to Landlord's reasonable satisfaction, Tenant may restore its operation. If damage or disturbance caused by the Satellite Antenna is not corrected and the Satellite Antenna restored to operation within thirty (30) days, Landlord, in its sole and absolute discretion, may require that Tenant remove the Satellite Antenna at its own cost and expense. Landlord, in its sole and absolute discretion, may require Tenant to temporarily or permanently relocate the Installation Area and/or the Satellite Antenna and related facilities at any time upon thirty (30) days prior written notice, at Tenant's sole cost and expense.

(e)            At the expiration or sooner termination of this Lease, or upon termination of the operation of the Satellite Antenna, or revocation of any license issued, Tenant shall remove the Satellite Antenna from the Building at its sole cost and expense. Tenant shall leave the Installation Area and the roof in good order and repair. If Tenant does not remove the Satellite Antenna when so required, Tenant hereby authorizes Landlord to remove and dispose of the Satellite Antenna and to charge Tenant for all costs and expenses incurred. Landlord may elect to require Tenant to remove all wiring, cables, risers and similar installations appurtenant thereto installed by Tenant in Demised Premises and the risers and other portions of the Installation Area or the Building.

9.             Temporary Storage. Promptly upon execution of the Lease, Tenant shall have the right to work with the City of Louisville to secure a temporary certificate of occupancy (and other required governmental approvals, if any) for Tenant to utilize a portion of the north end of the Building for storage ("Temporary Storage Space"). Landlord shall reasonably cooperate with Tenant to obtain such governmental approvals for the Temporary Storage Space. Tenant shall not be charged Base Rent for the Temporary Storage Space until the Commencement Date of the Lease Term and then only in accordance with the Lease, but the other terms and conditions of the Lease shall apply to Tenant's use of such Temporary Storage Space.

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ADDENDUM-5

EXECUTED as of this 7th day of May, 2019

TENANT

CHARLOTTE'S WEB, INC., a Delaware Corporation

By:	/s/ Stephen Lermer
Name:	Stephen Lermer
Title:	Chief Operating Officer

LANDLORD:

EJ 700 TECH COURT LLC., a Delaware limited liability Company

By:	/s/ David C. Johnson
Name:	David C. Johnson
Title:	Manager

ADDENDUM-6

WORK LETTER

This Work Letter ("Work Letter") shall be part of that certain Lease of Space, dated May 7th 2019 ("Lease", to which reference should be made for all terms not otherwise herein defined), between EJ 700 TECH COURT LLC, a Delaware limited liability company ("Landlord"), and CHARLOTTE'S WEB, INC., a Delaware corporation ("Tenant"), pertaining to the Demised Premises commonly known as 700 Tech Court, Louisville, Colorado 80027.

1.             Preliminary Plans/Working Drawings.

(a)            Tenant and Landlord shall, both acting reasonably, mutually select the architect ("Architect") and general contractor, and Tenant shall enter into written agreements directly with the Architect, such general contractor, and any other contractors used for the construction of the Tenant Improvements that are not otherwise directly engaged by the general contractor. Notwithstanding the foregoing, Tenant acknowledges and agrees that Tenant shall be required to use Landlord's structural engineer and life safety, fire alarm and fire protection contractors for the Building. Tenant acknowledges that if Tenant retains Landlord's architect, engineer or other contractor, such architect, engineer and/or other contractor shall be considered to be Tenant's agent or contractor for purposes of this Work Letter.

(b)            Landlord and Tenant shall consult and cooperate with each other as necessary to reach agreement regarding schematic designs, performance requirements and preliminary plans for the Tenant Improvements ("Preliminary Plans"). Tenant acknowledges and agrees that the Tenant Improvements shall generally include an approximately fifty-five thousand (55,000) square foot manufacturing lab, an approximately sixty thousand (60,000) square foot warehouse/storage area and an approximately fifteen thousand (15,000) to twenty thousand (20,000) square foot office and meeting space at the front of the Demised Premises. The Architect shall prepare the Preliminary Plans based on information provided by Landlord and Tenant and provide the Preliminary Plans to Landlord and Tenant for approval no later than ninety (90) days after the date of the Lease. Landlord and Tenant shall review the Preliminary Plans and provide written notice to the Architect and the other party of any objection to the Preliminary Plans, specifying any changes required for such party's approval. If Landlord or Tenant do not provide written notice of objection within ten (10) business days after receipt of the Preliminary Plans, such party (or parties) shall be deemed to have approved the Preliminary Plans.

(c)            Upon approval of the Preliminary Plans, Landlord and Tenant shall consult and cooperate with each other as necessary to reach agreement regarding the complete construction and engineering plans and specifications for the construction of the Tenant Improvements (the "Working Drawings"), including, without limitation, a budget estimate for the cost of the construction of the Tenant Improvements ("Construction Budget"). The Working Drawings shall be prepared by the Architect and shall be an evolution and incorporation of the Preliminary Plans. The Architect shall provide the Working Drawings to Landlord and Tenant for approval no later than one hundred twenty (120) days after the date of the Lease. Landlord and Tenant shall review the Working Drawings and provide written notice to the Architect and the other party of any objection to the Working Drawings, specifying any changes required for such party's approval of the Working Drawings. If Landlord or Tenant do not provide written notice of objection within ten (10) business days after receipt of the Working Drawings, such party (or parties) shall be deemed to have approved the Working Drawings.

(d)            In the event either party timely provides written notice of objection to the Preliminary Plans or the Working Drawings, then Landlord, Tenant and the Architect shall cooperate as necessary to reach agreement regarding any outstanding changes. The Architect shall prepare a revised draft of the Preliminary Plans or the Working Drawings, as the case may be, as soon as reasonably possible and submit a revised draft thereof to Landlord and Tenant for approval. The same procedures for review and approval by Landlord and Tenant shall apply to revised drafts, except for any subsequent revisions, if Landlord or Tenant do not provide written notice of objection within seven (7) business days after receipt of the Working Drawings, such party (or parties) shall be deemed to have approved the Working Drawings. Landlord's approval of the Preliminary Plans or the Working Drawings shall not constitute any opinion or agreement by Landlord or impose any present or future liability or responsibility on Landlord, except as expressly herein set forth.

WORK LETTER-1

2.             Building Permit. After approval by Landlord of the Working Drawings, Tenant shall submit the drawings to the appropriate governmental authority for plan review and issuance of a building permit and any other applicable governmental approvals. Landlord shall reasonably cooperate with Tenant and sign any applications required to obtain such building permits. All permit and processing fees shall be paid by Tenant, subject to reimbursement from the Tenant Improvement Allowance. Tenant shall diligently pursue obtaining all such approvals and shall provide written updates to Landlord upon request from Landlord. Tenant shall furnish to Landlord, upon receipt, copies of all building permit applications, statements, amendments and other documents, and all permits, inspection reports, certificates and other documents as required by the applicable governmental authorities.

3.             Tenant Improvement Allowance. Except for the Tenant Improvement Allowance, Tenant shall be responsible, as to both cost and performance, for the Tenant Improvements. Landlord shall pay up to $30.00 per square foot of the Floor Area of the Demised Premises (which is a total of $4,098,300.00) ("Tenant Improvement Allowance") for the costs of the Tenant Improvements; provided, however, Tenant may use up to $10.00 per square foot of Floor Area of the Demised Premises (which is a total of up to $1,366,100.00) of the Tenant Improvement Allowance for the costs of upgrades to the Building's infrastructure and Tenant's equipment for the Demised Premises. Additionally, up to $10.00 per square foot of Floor Area of the Demised Premises (which is a total of up to $1,366,100.00) of any remainder of the Tenant Improvement Allowance shall be applied towards Base Rent commencing immediately after the First Rental Abatement until fully applied; provided, however, no more than $4.00 per square foot of Floor Area of the Demised Premises shall be applied annually towards Base Rent.

4.             Disbursements.

(a)            Tenant shall be entitled to disbursements from Landlord from time to time (but not more often than one (1) time per month) from the Tenant Improvement Allowance for payment of actual costs incurred by Tenant for the Tenant Improvements. Tenant shall provide written notice to Landlord at least thirty (30) days prior to the requested date of each such disbursement, which notice shall include a certified statement by the Architect, the general contractor and Tenant indicating the proposed date of such disbursement, the proposed amount of such disbursement and a list of the contractors, major subcontractors and suppliers and the amounts to be paid to such persons from such disbursement, and a description of the work and supplies which have been furnished and completed by such persons for such disbursement. Such certified statement shall be in the form of an Application for Payment (AIA Forms G702 and 6703) and shall contain such additional information as may be reasonably required by Landlord. Landlord shall be entitled to make all or part of any disbursement directly to the respective contractors, subcontractors and suppliers.

(b)            As a condition precedent to each disbursement, there shall have been no Default by Tenant under the Lease and there shall have been no mechanic's lien recorded or asserted against Tenant or the Demised Premises with respect to the Tenant Improvements. As a condition precedent to each disbursement, Tenant shall furnish to Landlord, at least seven (7) days prior to such disbursement, mechanic's lien waivers from the contractors, subcontractors and suppliers as to the payment, work and supplies relating to such disbursements made hereunder in a form and substance reasonably satisfactory to Landlord.

(c)            Tenant shall be required to pay for the portion of the cost of the Tenant Improvements in excess of the Tenant Improvement Allowance prior to Landlord being required to contribute the Tenant Improvement Allowance. If prior to commencement of construction of the Tenant Improvements, the Construction Budget agreed upon by the parties estimates that the cost of the Tenant Improvements exceeds the Tenant Improvement Allowance, then Tenant shall be responsible for all payments until such time as Tenant has paid the entire excess amount. If at any time during construction after a change order has been executed the panics mutually determine that the remaining cost of the Tenant Improvements exceeds the remaining balance of the Tenant Improvement Allowance, then Tenant shall thereafter be responsible for all payments until such time as Tenant has paid the entire excess amount. If following completion of construction Landlord determines that the amount paid by Tenant is less than the portion of the final cost of the Tenant Improvements that exceeds the Tenant Improvement Allowance, then Tenant shall pay to Landlord the amount of such deficiency within ten (10) days after Landlord provides written notice thereof to Tenant unless Tenant has previously paid such amount to a third party pursuant to a contract for construction of the Demised Premises. Landlord shall not be required to disburse any portion of the Tenant Improvement Allowance until and unless Tenant pays to Landlord any deposit or other amount required to be paid by Tenant under this Work Letter. For the avoidance of doubt, Landlord shall not be required to make any disbursements of the Tenant Improvement Allowance when the estimated cost of the Tenant Improvements (or remaining portion thereof) or any change orders to the Tenant Improvements exceeds the Construction Budget (or remaining portion thereof).

WORK LETTER-2

(d)            Upon full satisfaction by Tenant of all conditions required under this Work Letter for each disbursement and approval thereof by Landlord, Landlord shall pay to Tenant ninety percent (90%) of the amount of the completed Tenant Improvements for such disbursement and the remaining balance thereof shall be held by Landlord until the Final Disbursement (as herein defined). Tenant shall construct Tenant Improvements for the entire Floor Area of the Demised Premises, and all requests for disbursements (including the Final Disbursement) must be provided to Landlord with all work complete and all other conditions for such disbursement satisfied prior to the sixteen (16) month anniversary of the Commencement Date, and any undisbursed portion, less any pending requests, shall be forfeited without payment, refund, credit or reduction.

(e)            Except as otherwise provided in Section 3 above, the Tenant Improvement Allowance shall not include reimbursement of any of Tenant's trade fixtures, other fixtures not permanently attached to the Demised Premises, and other portable machinery and equipment, furniture, furnishings, merchandise and other miscellaneous movable personal property placed or installed by Tenant in the Demised Premises.

(f)            At Landlord's request (from time to time), Tenant shall provide to Landlord during construction of the Tenant Improvements the costs of the Tenant Improvements incurred by Tenant as of the date of such request. Upon Substantial Completion of the Tenant Improvements, Tenant shall deliver to Landlord a Certificate of Completion (AIA Form G704) (as provided in Section 13 below), together with a written statement of the total costs of the Tenant Improvements (including any tenant improvement allowance paid by Landlord), each certified to Landlord by the general contractor and Tenant.

5.             Final Disbursement. At such time as Landlord determines that Tenant has satisfied the following requirements, the remaining balance of the Tenant Improvement Allowance shall be disbursed by Landlord (the "Final Disbursement"): (a) the Tenant Improvements have been fully completed by Tenant in accordance with Section 13 of this Work Letter (including, without limitation, obtaining a final certificate of occupancy (or its equivalent); (b) there are no outstanding amounts owed for the Tenant Improvements, other than as contained in the final draw request submitted by Tenant; (c) Tenant has fully completed all punchlist items in accordance with Section 15 of this Work Letter; (d) intentionally deleted; (e) Tenant has delivered to Landlord a copy of all maintenance and operating manuals; (f) Tenant has delivered to Landlord a set of field record drawings and specifications reflecting as-built conditions; and (g) Tenant has otherwise complied with all other conditions precedent to draws under Section 4 and otherwise under this Work Letter.

6.             General Conditions. Tenant's construction of the Tenant Improvements shall comply with the following general requirements, all of which shall be conditions to each disbursement:

(a)            Tenant shall only use contractors and subcontractors licensed by applicable governmental authorities and approved in writing by Landlord to construct the Tenant Improvements, such approval not to be unreasonably withheld, conditioned or delayed. All costs for labor, services and supplies for the Tenant Improvements shall be at market rates. Tenant shall disclose all costs paid to affiliates of Tenant.

(b)            Tenant and its contractors shall maintain liability, builder's risk and worker's compensation insurance with a deductible of not more than $25,000 per occurrence, and such other insurance coverage as reasonably required by Landlord. Tenant shall also comply with Tenant's insurance requirements set forth in Section 6 of the Lease.

(c)            The construction of the Tenant Improvements shall comply in all respects with all applicable federal, state and local laws, ordinances and codes. Tenant shall be responsible for all compliance with the Americans With Disabilities Act (the "ADA") relating to or arising as a result of the Tenant Improvements (which shall be addressed in the Working Drawings for the Tenant Improvements). Tenant shall also be responsible for all ADA compliance relating to the Demised Premises, as well as compliance relating to the Property to the extent or arising as a result of any alterations or improvements constructed by Tenant, any specific uses of the Property made by Tenant or any employee of Tenant.

(d)            Tenant shall cause its contractors, subcontractors and suppliers to provide warranties for a period of not less than one (1) year against defects and workmanship, materials or supplies. At Landlord's written request upon termination or repossession, Tenant shall assign on a non-exclusive basis and deliver to Landlord all such warranties.

WORK LETTER-3

(e)            Tenant shall maintain the Demised Premises and all surrounding areas in a clean and orderly condition during the construction of the Tenant Improvements. Tenant shall not drain or discharge water onto or divert water from any portion of the Property or any adjacent lands. Any flammable waste shall be confined to covered metal containers until removed by Tenant. At Landlord's request, a construction fence shall be erected by Tenant's contractor in a location acceptable to Landlord and maintained in a good condition during all phases of construction of the Tenant Improvements. If Tenant fails to clean up and keep in an orderly condition the Demised Premises and surrounding areas affected by Tenant's construction of the Tenant Improvements, after Landlord provides written notice to Tenant thereof and a five (5) day period to cure, Tenant hereby authorizes Landlord to perform any necessary clean-up thereof at Tenant's sole expense.

(f)            Tenant shall coordinate its construction activities with Landlord and Landlord's contractors to avoid disruption to any other construction on the Property or the utility and other operations serving the Property. Storage of Tenant's contractor's construction materials, tools, equipment and debris shall be confined to the Demised Premises and to any areas which may be designated for such purpose by Landlord. No work will be done to the exterior of the Demised Premises without Landlord's prior written approval, such approval not to be unreasonably withheld, conditioned or delayed.

(g)            Tenant shall provide and pay for all utility services, facilities and other costs for the Demised Premises during construction of the Tenant Improvements. Tenant shall provide and pay for the removal of debris as necessary and required in connection with the construction of the Tenant Improvements, subject to reimbursement by Landlord as part of the Tenant Improvement Allowance. Tenant shall not enter into any contract or agreement with any governmental or quasi-governmental authority with reference to any utilities, sewer lines, water lines, street improvements or similar matters, without the prior written consent of Landlord, which consent may be withheld by Landlord in its sole and absolute discretion.

7.             Inspection. Landlord and its supervisory personnel and contractors shall be entitled to enter the Demised Premises from time to time, after providing reasonable prior verbal or written notice to Tenant, to inspect the construction of the Tenant Improvements. Landlord's review of the Tenant Improvements shall be limited to a determination of Tenant's compliance with its obligations under this Work Letter and shall not constitute a review of the quality, completeness, safety or legal compliance of the Tenant Improvements. Neither Landlord's approval of the Preliminary Plans, the Working Drawings or any application for payment, nor Landlord's inspection of the Tenant Improvements shall constitute any representation or warranty, or an assumption of responsibility by Landlord for the accuracy, sufficiency, condition or safety of the Tenant Improvements. Tenant acknowledges that Tenant shall be solely and entirely responsible for ensuring that the Preliminary Plans and the Working Drawings are in conformity with applicable governmental codes, regulations, rules and other laws, and that the Tenant Improvements shall be suitable for Tenant's intended purpose. Landlord shall have the right to require any portion of the Tenant Improvements that does not comply with Tenant's approved Working Drawings to be corrected within thirty (30) days of written notice thereof to Tenant. Tenant shall be solely responsible for the accuracy, sufficiency and condition of the Tenant Improvements.

8.             Commencement of Construction. Tenant shall construct the tenant improvements for the Demised Premises in accordance with the Working Drawings (the "Tenant Improvements"). Tenant shall not commence construction of the Tenant Improvements until the occurrence of the following events: approval of the Working Drawings and bid estimate by Landlord and Tenant; and issuance of the building permit and all other government approvals required for the construction of the Tenant Improvements. Tenant shall commence construction of the Tenant Improvements on or before the Commencement Date of the Lease Term and complete construction of the Tenant Improvements as soon as reasonable practicable; subject, however, to delays beyond Tenant's control.

9.             Delays. If Tenant or Tenant's Agents shall cause any delay in the construction of the Tenant Improvements which results in an increase of the cost of the Tenant Improvements, Tenant shall pay such additional cost.

WORK LETTER-4

10.           Change Orders. Subject to Landlord's prior written approval, such approval not to be unreasonably withheld, conditioned or delayed, Tenant may request changes in the Tenant Improvements (each, a "Change Order") but if Landlord incurs any additional costs as a result of such Change Order which causes the cost of the Tenant Improvements to exceed the Tenant Improvement Allowance, Tenant shall pay all such additional costs. Tenant shall not construct the Tenant Improvements in accordance with any Change Order until Landlord has approved such Change Order in writing; provided, however, that if Landlord does not provide written notice of objection to any changes in the Tenant Improvements within seven (7) business days after receipt of the Change Order request, Landlord shall be deemed to have approved the Change Order.

11.           Governmental Requirements. If any changes to the Tenant Improvements are required by any applicable governmental authority or quasi-governmental authority including, without limitation, any county or municipal planning department, building department, fire department or utility provider, then Landlord and Tenant agree to modify the Working Drawings and the Tenant Improvements to either eliminate or comply with the government requirement.

12.           Planning. All costs for space planning design, architectural and engineering services for the Tenant Improvements (including without limitation, the Preliminary Plans and the Working Drawings and construction administration) shall be included in the costs of the Tenant Improvements and shall be disbursed by Landlord from the Tenant Improvement Allowance. Notwithstanding the foregoing, Landlord, at Landlord's sole cost and expense, shall provide Tenant with an initial test fit for the Demised Premises with two revisions.

13.            Completion of Tenant Improvements. Substantial completion of the Tenant Improvements ("Substantial Completion") shall be deemed to have occurred when (i) the Tenant Improvements are fully complete and properly operable (except for customary punch list items) by execution of Certificate of Completion (AIA Form G704) certified by the Architect, the general contractor and Tenant, and approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed, and (ii) Tenant has obtained a final certificate of occupancy (or its equivalent) from the applicable governmental authority. The Commencement Date of the Lease Term and the commencement of Tenant's obligation to pay rentals due under the Lease shall be upon the date specified as the Commencement Date in the Summary (as provided in Section 3.1 of the Lease and subject to the Base Rent abatement provided in Section 3 of the Addendum to the Lease), irrespective of whether or not the Tenant Improvements are complete, but subject to a day for day delay in the Commencement Date for any delay in Substantial Completion of the Tenant Improvements caused by Force Majeure (subject to the terms and conditions of Section 17 below). In no event shall the Lease Term be delayed if there is any delay in the completion of the Tenant Improvements as a result of any special equipment, fixtures or materials, changes, alterations, or additions requested by Tenant, any delay of Tenant or Tenant's Agents in submitting information or taking other action necessary or appropriate for the preparation and completion of the Working Drawings or the Tenant Improvements, the failure- of Tenant to timely approve or agree to any matter required for the completion of the Tenant Improvements, any delay by Tenant in making any payment to Landlord or any other party required pursuant to the terms of this Work Letter, any delay caused by Force Majeure (except as expressly provided below), any delay caused by any governmental or quasi-governmental authority, associations or other third parties, any delay caused by Tenant, Tenant's Agents, the Architect or any contractors, subcontractors or suppliers.

14.           Assumption of Risk. All materials, work, equipment, supplies and Tenant Improvements of any nature whatsoever brought on or installed in the Demised Premises hereunder shall be at Tenant's sole risk. Neither Landlord nor any party acting on behalf of Landlord shall be responsible for any damage thereto or loss or destruction thereof due to any reason or cause whatsoever, except as a result of Landlord's or any party acting on behalf of Landlord's gross negligence or willful misconduct. Tenant covenants and agrees to protect, indemnify, defend and save Landlord and Landlord's Related Parties (as defined in the Lease) harmless from and against all liability, obligations, claims, damages, penalties, causes of action, costs and expenses, including attorneys' fees, imposed upon, incurred by or asserted against Landlord or its Related Parties which arise out of, are occasioned by, or are in any way attributable to the construction of the Tenant Improvements, except to the extent caused by Landlord's or any party acting on behalf of Landlord's gross negligence or willful misconduct.

15.           Punch List. Notwithstanding Substantial Completion of the Tenant Improvements by Tenant, Landlord shall be entitled to provide Tenant with written notice within thirty (30) days after the Commencement Date of the Lease Term of a punch list of minor items which are required for completion of the Tenant Improvements. Tenant shall complete all such punch list items as soon as reasonably possible after receipt of Landlord's notice.

WORK LETTER-5

16.           Tenant's Representative. Tenant shall designate a person to serve as the sole representative of Tenant with respect to all approvals, consents and other matters set forth in this Work Letter, subject to Landlord's reasonable approval of such representative. Tenant represents and warrants that such representative shall have full authority and responsibility to act on behalf of Tenant as required in this Work Letter. Tenant shall not change such representative except upon prior written notice and approval by Landlord.

17.           Force Majeure.

(a)            Whenever a period of time is herein provided or date is herein prescribed for action to be taken by (i) Landlord or Tenant, there shall be excluded from the computation of any such period of time or an extension of such date shall be provided for, any delays due to strikes, riots, acts of God, inability to obtain labor or materials, war, terrorism or its after effects, crime, governmental laws, regulations, or restrictions, or any other causes of a like kind whatsoever which are beyond the reasonable control of Landlord or Tenant, (ii) Tenant, there shall be excluded from the computation of any such period of time or an extension of such date shall be provided for delay attributable to the willful misconduct or negligence of Landlord, its agents or contractors, where such acts or failures to act delay the completion of the Tenant Improvements ("Force Majeure").

(b)           Notwithstanding the foregoing, in order for Tenant to claim any extension of any date herein as a result of delays in Substantial Completion of the Tenant Improvements caused by Force Majeure, Tenant must give Landlord written notice of such Force Majeure delay (the "Force Majeure Delay Notice") within five (5) business days following the first occurrence giving rise to the Force Majeure delay setting forth the circumstance giving rise to the Force Majeure delay. Landlord shall have five (5) business days after receipt of the Force Majeure Delay Notice to agree or disagree with Tenant, in Landlord's reasonable discretion, whether a Force Majeure delay actually exists and, if Landlord does not agree that such Force Majeure delay exists, Landlord shall provide written notice to Tenant not later than five (5) business days after Landlord's receipt of the Force Majeure Delay Notice. Within five (5) business days following the end of the occurrence giving rise to the Force Majeure delay, Tenant will give an additional written notice to Landlord setting forth the number of days that the Substantial Completion of the Tenant Improvements has been delayed as a result of such Force Majeure delay. Upon agreement of the existence of a Force Majeure delay and the duration thereof (and its impact on Tenant's ability to Substantially Complete the Tenant Improvements prior to the Commencement Dale), the parties shall cooperate in good faith to execute a written amendment to the Lease evidencing the new date upon which the Commencement Date shall occur. Notwithstanding anything to the contrary contained herein, in no event shall the Commencement Date be delayed more than thirty (30) days in the aggregate as a result of Force Majeure delays.

18.           Blow Out Panels. As part of the Tenant Improvements (and subject to the other terms and conditions of this Work Letter), Tenant, at Tenant's cost, shall be allowed to install Blow-Out Panels within the Demised Premises as required for Tenant's use. Blow-Out Panels shall be installed in a mutually agreed upon location and in accordance with federal, state and local ordinances and codes.

EXECUTED as of this 7th day of May, 2019.

TENANT:

CHARLOTTE'S WEB, INC., a Delaware Corporation

By:	/s/ Stephen Lermer
Name:	Stephen Lermer
Title:	Chief Operating Officer

LANDLORD:

EJ 700 TECH COURT LLC., a Delaware limited liability Company

By:	/s/ David C. Johnson
Name:	David C. Johnson
Title:	Manager

WORK LETTER-6

GUARANTY

THIS GUARANTY is given as of this 7th day of May, 2019, by CHARLOTTE'S WEB HOLDINGS, INC., a Canadian corporation ("Guarantor") and relates to that certain Lease of Space dated May7th 2019 ("Lease"), between El 700 TECH COURT LLC, a Delaware limited liability company ("Landlord"), and CHARLOTTE'S WEB, INC., a Delaware corporation ("Tenant") pertaining to the premises located at 700 Tech Court, Louisville, Colorado 80027 (the "Demised Premises").

WITNESSETH:

WHEREAS, Landlord is willing to enter into the Lease with Tenant on condition of receiving this Guaranty from Guarantor as herein contained. Capitalized terms not otherwise defined herein shall have the meanings attributed to such terms in the Lease.

NOW, THEREFORE, for and in consideration of leasing the Demised Premises by Landlord to Tenant in accordance with the terms and provisions of the Lease, which Lease is executed concurrently herewith, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Guarantor, Guarantor hereby agrees as follows:

1.             Guarantor hereby, jointly and severally, unconditionally and irrevocably, guarantees the prompt and faithful performance of all the terms and provisions of the Lease by Tenant and any assignee of Tenant, including, but not limited to, the payment of all installments of Basic Rent, Additional Rent, and other sums due to Landlord thereunder. Guarantor does hereby waive each and every notice to which Guarantor may be entitled under the Lease or otherwise, and expressly consents to any extension of time, leniency, modification, waiver, forbearance, or any change which may be made to any term and condition of the Lease, and no such change, modification, extension, waiver, or forbearance shall release Guarantor from any liability or obligation hereby incurred or assumed. Guarantor further expressly waives any notice of default in or under any of the terms of the Lease, notice of acceptance of the Guaranty, and all setoffs and counterclaims; provided, however, Guarantor shall be given the same right to cure Tenant's default as that afforded Tenant under the Lease.

2.             It is specifically understood and agreed that, in the event of a Default by Tenant under the Lease, Landlord shall be entitled to commence any action or proceeding against Guarantor or otherwise exercise any available remedy at law or in equity to enforce the provisions of this Guaranty without first commencing any action or otherwise proceeding against Tenant or otherwise exhausting any or all of its available remedies against Tenant, it being expressly agreed by the undersigned that its liability under this Guaranty shall be primary. Landlord may maintain successive actions for other defaults. Landlord's rights hereunder shall not be exhausted by its exercise of any of its rights or remedies or by any such action, until and unless all obligations hereby guaranteed have been paid and fully performed.

3.             If any action is commenced by Landlord to enforce the provisions of this Guaranty, Landlord shall be entitled, if it shall prevail in any such action or proceeding, to recover from Guarantor all reasonable costs incurred in connection therewith, including reasonable attorneys' fees. No payment by Guarantor shall entitle Guarantor, by subrogation or otherwise, to any payment by Tenant under or out of the property of Tenant, including specifically, but not limited to, the revenues derived from the Demised Premises, except after payment in full to Landlord of all amounts due and payable by Tenant to Landlord pursuant to the Lease.

4.             Guarantor represents, warrants and acknowledges that Guarantor is financially interested in Tenant. Guarantor's Incorporation Number is BC1164820 and Guarantor's federal Business Number is 753059112BC0001.

5.             The liability of Guarantor hereunder shall in no way be affected by, and Guarantor expressly waives any defenses that may arise by reason of (a) the release or discharge of Tenant in any creditors, receivership, bankruptcy or other proceeding; (b) the impairment, limitation or modification of the liability of Tenant or the estate of Tenant in bankruptcy, or of any remedy for the enforcement of Tenant's said liability under the Lease, resulting from the operation of any present or future provision of the Federal Bankruptcy Code or other statute or from the decision in any court; (c) the rejection or disaffirmance of the Lease in any such proceedings; (d) the modification, assignment or transfer of the Lease by Tenant; (e) any disability or other defenses of Tenant; or (f) the cessation from any cause whatsoever of the liability of Tenant.

GUARANTY-1

6.             Guarantor agrees that if Tenant shall become insolvent or shall be adjudicated as bankrupt, or shall file a petition for reorganization, arrangement or similar relief under any present or future provisions of the Federal Bankruptcy Code or any similar law or statute of the United States or any State thereof or if such a petition filed by creditors of Tenant shall be approved by any court, or if Tenant shall seek a judicial readjustment of the rights of its creditors under any present or future Federal or State law, or if a receiver of all or part of its property and assets is appointed by any State or Federal Court, then:

(a)            If the Lease shall be terminated or rejected, or the obligations of Tenant thereunder shall be modified, Landlord shall have the option either to (i) require the undersigned, and the undersigned hereby so agrees, to execute and deliver to Landlord a new lease as tenant for the balance of the Lease Term then remaining, as provided in the Lease and upon the same terms and conditions as set forth therein, or (ii) recover from the undersigned that which Landlord would be entitled to recover from Tenant under the Lease in the event of a termination of the Lease by Landlord because of a Default by Tenant, and such shall be recoverable from the undersigned without regard to whether Landlord is entitled to recover the same from Tenant in any such proceeding.

(b)            If any obligation under the Lease is performed by Tenant and all or any part of such performance is avoided or recovered from Landlord as a preference, fraudulent transfer or otherwise, in any bankruptcy, insolvency, liquidation, reorganization or other proceeding involving Tenant, the liability of Guarantor under this Guaranty shall remain in full force and effect.

(c)            As further security for the payment of amounts under this Guaranty, Guarantor shall file all claims against Tenant upon any indebtedness of Tenant to the undersigned in any bankruptcy or other proceeding in which the filing of claims is required by law and shall assign to Landlord all rights of the undersigned thereunder, to the extent of Guarantor's obligations under this Guaranty. If Guarantor does not file any such claim. Landlord, as attorney-in-fact for Guarantor, is hereby authorized to do so in the name of Guarantor or, in Landlord's discretion, to assign the claim and to cause proof of claim to be tiled in the name of Landlord's nominee. In all such cases, whether in administration, bankruptcy, or otherwise, the person or persons authorized to pay such claim shall pay to Landlord the full amount thereof, and, to the full extent necessary for that purpose, Guarantor hereby assigns to Landlord all of Guarantor's rights to any such payments or distributions to which Guarantor would otherwise be entitled.

7.             This Guaranty shall be enforced in accordance with the laws of the State of Colorado, and shall be deemed executed in the County of Boulder, State of Colorado. This Guaranty shall inure to the benefit of Landlord, its heirs, personal representatives, successors, and assigns and shall be binding upon the heirs, personal representatives, successors, and assigns of Guarantor.

GUARANTOR:

CHARLOTTE'S WEB HOLDINGS, INC., a Canadian Corporation

By:	/s/ Stephen Lermer
Name:	Stephen Lermer
Title:	Chief Operating Officer

STATE OF COLORADO	)
) ss.
COUNTY OF BOULDER	)

Subscribed and sworn to this 7th day of May   , 2019, by Stephen Lermer as Chief Operating Officer of Charlotte's Web Holdings, Inc., a Canadian corporation, as Guarantor, Witness my hand and official seal.

GUARANTY-2